EXHIBIT (a)(1)(a)


                           TALK AMERICA HOLDINGS, INC.
              OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

                       EXCHANGE OFFERS FOR ALL OUTSTANDING
               4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002 AND
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                         OF TALK AMERICA HOLDINGS, INC.
                        AND CONSENT SOLICITATION TO AMEND
   THE INDENTURES GOVERNING THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                 AND 5% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                           --------------------------

            THE EXCHANGE OFFERS' EXPIRATION DATE AND CONSENT DEADLINE
       WILL BE 5:00 P.M., NEW YORK CITY TIME, ON MARCH 21, 2002, UNLESS IT
                    IS EXTENDED OR EARLIER TERMINATED BY US.

                           --------------------------

THE EXCHANGE OFFERS

        We are offering to exchange your 4 1/2% Convertible Subordinated Notes due 2002 and 5% Convertible Subordinated Notes due 2004 of Talk America Holdings, Inc. (formerly Tel-Save Holdings, Inc.), which we refer to as the existing notes, under one of the following two offers:

        1. THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$61,844,000 aggregate principal amount of our 4 1/2% Convertible Subordinated Notes due 2002, under either of the following two exchange options:

            o U.S.$1,000 in principal amount of our new 10% Senior Subordinated Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender; or

            o U.S.$600 principal amount of our new 8% Convertible Senior Subordinated Notes due 2007 and $100 in cash for each U.S.$1,000 in principal amount of existing notes that you tender.

        2. THE 5% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$18,093,000 aggregate principal amount of our 5% Convertible Subordinated Notes due 2004 in the following exchange: U.S.$1,000 in principal amount of our new 10% Senior Subordinated Notes due 2007 for each U.S.$1,000 in principal amount of existing notes that you tender (subject to the same terms and conditions as 4 1/2% Convertible Subordinated Notes exchanged for 10% Senior Subordinated Notes).

THE CONSENT SOLICITATION

        By tendering existing notes in an exchange offer, you will be deemed to have given your consent as the holder of those tendered notes to amend the indenture under which the tendered notes were issued to eliminate from the indenture the right to require us to repurchase existing notes under the indenture should our common stock cease to be approved for trading on an established automated over-the-counter trading market in the United States. Completion of the exchange offers is not conditioned upon the receipt of requisite consents to the amendment to the existing indentures.

                                    IMPORTANT

        If you hold your existing notes through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender your existing notes. If you hold your existing notes yourself, you must complete and sign the Letter of Transmittal and Consent included with this document in accordance with the instructions herein and therein, and mail or deliver it, together with any other required documents, to U.S. Bank Trust National Association, our exchange agent, and deliver the certificates for the tendered existing notes to the exchange agent.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
    THIS OFFERING CIRCULAR IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         The exchange offers are being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.

         SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE TENDERING YOUR EXISTING NOTES.

         The date of this Offering Circular and Consent Solicitation Statement is February 21, 2002.


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         We reserve the right to extend or terminate each of the exchange offers, in our sole and absolute discretion, which may be for any or no reason, and to otherwise amend each of the exchange offers in any respect.

         We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of existing notes. Our officers, directors and employees may solicit tenders from holders of existing notes and will answer inquiries concerning the exchange offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

         No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this offering circular, other than those contained in this offering circular (including the documents incorporated herein by reference). If given or made, such information or representation may not be relied upon as having been authorized by us or any other person.

         This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any of the new notes to any person in any jurisdiction where it is unlawful to make such an offer or solicitation.

         This offering circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, you must rely on your own examination of us and the terms of the exchange offers, including the merits and risks involved. The information contained in this offering circular is as of the date hereof and neither the delivery of this offering circular nor the offering, sale or delivery of any new notes shall create any implication that the information contained herein is correct at any time after the date hereof. No representation is made to any offeree or purchaser of the new notes regarding the legality of an investment in those securities by the offeree or purchaser under any applicable legal investment or similar laws or regulations. The contents of this offering circular are not to be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to the exchange offer.

         You should direct all inquiries to Georgeson Shareholder, our information agent for the exchange offers, at the telephone number or address listed on the back cover page of this offering circular. If you have questions regarding the procedures for tendering your existing notes or you need assistance in tendering your existing notes, you should contact the exchange agent at the telephone number and address listed on the back cover page of this offering circular. You may contact the exchange agent or the information agent to receive copies of this offering circular or the accompanying letter of transmittal and consent.








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                                TABLE OF CONTENTS

                                                             Page
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SUMMARY TERM SHEET.............................................1

RECENT DEVELOPMENTS............................................8

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA................12

RISK FACTORS..................................................14

CAUTIONARY STATEMENTS.........................................21

INCORPORATION OF DOCUMENTS BY REFERENCE.......................21

WHERE YOU CAN FIND MORE INFORMATION...........................22

USE OF PROCEEDS...............................................22

CAPITALIZATION................................................23

RATIO OF EARNINGS TO FIXED CHARGES............................25

THE EXCHANGE OFFERS...........................................26

THE CONSENT SOLICITATION......................................32

DESCRIPTION OF NEW NOTES......................................33

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES..................43

DESCRIPTION OF CAPITAL STOCK..................................48

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.........50





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                               SUMMARY TERM SHEET

         This summary highlights certain information from this offering circular and may not contain all the information that is important to you. We urge you to read this entire offering circular, including the documents incorporated by reference. Investment in the new notes involves risks. See under the caption entitled "Risk Factors" for a discussion of risks you should consider carefully before tendering your existing notes in the exchange for new notes.

         Talk America Holdings, Inc. is offering to exchange all of our existing 4 1/2% Convertible Subordinated Notes due 2002 (the "4 1/2% Convertible Notes"), a total of $61,844,000 principal amount, for either:

         (I) $1,000 in principal amount of our new 10% Senior Subordinated Notes due 2007 (the "10% Notes") for each $1,000 in principal amount of existing 4 1/2% Convertible Notes that you tender, or

         (II) $600 principal amount of our new 8% Convertible Senior Subordinated Notes due 2007 (the "8% Convertible Notes") and $100 in cash for each $1,000 in principal amount of existing 4 1/2% Convertible Notes that you tender.

         We are also offering to exchange all of our existing 5% Convertible Subordinated Notes due 2004 (the "5% Convertible Notes"), a total of $18,093,000 principal amount, for $1,000 in principal amount of our new 10% Notes for each $1,000 in principal amount of existing 5% Convertible Notes that you tender.

         We will pay interest on the existing notes that are tendered and exchanged that has accrued to the date of completion of the exchange.

         Concurrent with both exchange offers, we are soliciting your consent to the proposed amendment to the indentures governing the existing notes.

         The following are some of the questions you may have as a holder of the existing notes and the answers to those questions.

WHO IS MAKING THE EXCHANGE OFFERS?

         Talk America Holdings, Inc., a Delaware corporation, is making the exchange offers. Through our subsidiaries, we primarily provide local and long distance telecommunication services to residential and small business customers throughout the United States. Our headquarters are located at 12020 Sunrise Valley Drive, Suite 250, Reston, Virginia 20190, and our telephone number is
(703) 391-7500. Our common stock is traded on the Nasdaq National Market under the symbol "TALK". Our web address is http://www.talk.com. For further information about us, please see the section of this offering circular entitled "Where You Can Find More Information."

WHY ARE YOU MAKING THE EXCHANGE OFFERS?

         We are offering to exchange the existing notes for the new notes principally to extend the time that we have to pay the existing notes, as part of our efforts to restructure our debt obligations and maintain sufficient cash to conduct our operations. The existing 4 1/2% Convertible Notes mature in September 2002 and the existing 5% Convertible Notes mature in 2004. The new notes do not mature until 2007. In addition, both issues of the existing notes include a right of the holders to require that we purchase their existing notes if our common stock ceases to be approved for trading on an established automated over-the-counter trading market in the United States, which right could be triggered this year. The new notes do not include this right and we are also soliciting consents to the amendment of the existing notes to eliminate this right from those existing notes.

         If we are not successful in our efforts to restructure our debt obligations and maintain sufficient cash to conduct our operations, whether because the response to the exchange offer was too limited or we are unable otherwise to extend the maturities of our debt obligations without significant cash reduction or if the cash available to support the conduct of our operations is otherwise less than we projected or for any other reason, we shall have to consider other alternatives, including the sale of assets and filing for protection under federal bankruptcy law.

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WHAT EFFECT WILL THE EXCHANGE OFFERS HAVE ON YOUR EFFORTS TO RESTRUCTURE YOUR
DEBT AND MAINTAIN SUFFICIENT CASH BALANCES?

         While we believe that the exchanges of the existing notes in the exchange offers will increase our prospects for a successful restructuring of our debt and the maintenance of sufficient cash to conduct our operations, the maintenance of sufficient cash is subject to a number of other factors, including our ability to generate cash from operations and our satisfaction of other, non-debt obligations. The ultimate effect of the exchange offers will depend on the response to the offers. For example, if fewer than all holders of the 4 1/2% Convertible Notes elect to tender their notes, we will have to seek alternate restructuring of those untendered notes, which may or may not further deplete our cash balances. Likewise, if less than a majority of the 5% Convertible Notes are exchanged and we do not receive sufficient consents from the holders of those existing notes to eliminate their right to require repurchase on a common stock trading termination and that right is triggered, we will have to seek other restructuring of those untendered notes, which may or may not further deplete our cash balances.

         If all holders of the 4 1/2% Convertible Notes were to accept the option for cash and the new 8% Convertible Notes, we will have reduced the principal amount and extended the maturity of these existing notes, but we will have reduced our available cash by approximately $8.7 million (not including accrued interest, but including the amount we are required to apply to prepayment of our 8% convertible notes held by America Online, Inc.). The cash remaining to us after this expenditure and other expenditures relating to the restructuring may not be sufficient to continue to conduct our operations.

WHAT CLASSES AND AMOUNTS OF EXISTING NOTES ARE SOUGHT IN THE EXCHANGE OFFERS?

         We are seeking to exchange all of the $61,844,000 principal amount of our 4 1/2% Convertible Notes currently outstanding, and all $18,093,000 principal amount of our 5% Convertible Notes currently outstanding.

WHAT NEW NOTES ARE YOU OFFERING TO ISSUE IN EXCHANGE FOR MY EXISTING NOTES AND CONSENT TO THE PROPOSED AMENDMENT?

         In one exchange offer, we are offering to exchange the existing 4 1/2% Convertible Notes for either: (I) $1,000 in principal amount of our new 10% Notes for each $1,000 in principal amount of existing notes that you tender or
(II) $600 principal amount of our new 8% Convertible Notes and $100 in cash for each $1,000 in principal amount of existing notes that you tender.

         You do not have to choose the same option for all the existing notes that you tender.

         In a separate exchange offer, we are offering to exchange the existing 5% Convertible Notes for $1,000 in principal amount of our new 10% Notes for each $1,000 in principal amount of existing notes that you tender.

IS THE COMPANY MAKING A RECOMMENDATION ON WHETHER I SHOULD TENDER MY EXISTING NOTES?

         No. We are not making any recommendation regarding whether you should tender your existing notes, and, accordingly, you must make your own determination as to whether to tender your existing notes for exchange.

WHAT ARE THE TERMS OF THE NEW NOTES?

         The 10% Notes issued will accrue interest at a rate of 10% per year on the principal amount, payable two times a year on each February 15 and August 15, beginning on August 15, 2002. The 10% Notes will mature on August 15, 2007.


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         The 8% Convertible Notes will accrue interest at a rate of 8% per year on the principal amount, payable two times a year on each February 15 and August 15, beginning on August 15, 2002, and shall be convertible at your option into common stock at a conversion price of $5.00 per share, subject to certain adjustments. The 8% Convertible Notes will mature on August 15, 2007.

DO I HAVE TO TENDER ALL OF MY EXISTING NOTES TO PARTICIPATE IN THIS EXCHANGE OFFER?

         You do not have to tender all of your existing notes to participate in this exchange offer. In addition, you may consent to the proposed amendment even if you do not tender any existing notes.

WHEN ARE THE NEW NOTES REDEEMABLE?

         The new notes are redeemable at any time at our option, in whole or in part, at par value, without premium, plus accrued interest to the redemption date. For further information, please see the section of this offering circular entitled "Description of New Notes--Optional Redemption."

HOW WILL THE NEW NOTES RANK?

         The new notes will be general, unsecured obligations of Talk America Holdings, Inc. The new notes shall rank senior to any existing notes that are not exchanged for new notes pursuant to these exchange offers, but will be subordinate in right of payment to all existing and future Senior Debt. They are also structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The new 8% Convertible Notes and 10% Notes will rank pari passu with each other. As of December 31, 2001, we had $53.0 million of indebtedness that would have constituted Senior Debt. Additionally, as of December 31, 2001, the aggregate amount of indebtedness and other balance sheet liabilities (other than to us) of our subsidiaries to which the new notes are effectively subordinated was approximately $159.7 million, which includes the $53.0 million of Senior Debt referred to above, which are also obligations of our principal operating subsidiaries. The indenture governing the new notes will provide that the Company may not issue any new debt that is subordinate or junior in ranking in any respect to any Senior Debt unless the new debt ranks pari passu with the new notes or is expressly subordinated in right of payment to the new notes. For further information, please see the section of this offering circular entitled "Risk Factors" and "Description of New Notes--Subordination of Notes."

HOW ARE THE EXISTING NOTES AFFECTED, AND HOW WILL THE NEW NOTES BE AFFECTED, BY THE FACT THAT YOU ARE A HOLDING COMPANY?

         We are, and thus the existing notes and new notes are or will be issued by, a holding company whose principal assets are its subsidiaries. We do not generate any operating revenues of our own. Consequently, we depend on payments from our subsidiaries to fund activities and meet our cash needs, including our debt service requirements. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the new notes or existing notes or to make funds available therefor. In addition, the terms of certain of the subsidiaries' debt instruments restrict the amount that they can pay to us. If any insolvency, bankruptcy, liquidation, reorganization, dissolution, or winding up of business of any subsidiary were to occur, creditors of that subsidiary generally will have the right to be paid in full before any distribution is made to us, and thus prior to any distribution to holders of the new notes and the existing notes. For more information, please see the section of this offering circular entitled "Risk Factors."

WILL THE NEW NOTES PROVIDE FOR ANY REPURCHASE RIGHTS IN THE EVENT THERE IS A CHANGE OF CONTROL OF TALK AMERICA?

         Unlike holders of the existing notes, holders of new notes will not have the right to require the Company to repurchase their notes in case of a change of control of the Company.

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WILL THE NEW NOTES BE LISTED?

         The new notes are not listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association, and we do not intend to apply for either listing or quotation.

WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER OR NOT TO TENDER MY EXISTING NOTES AND CONSENT?

         In deciding whether to participate in the exchange offers, you should carefully consider the discussion of risks and uncertainties affecting our business described in the section of this offering circular entitled "Risk Factors," and the documents we incorporate by reference in this offering circular.

WHAT IS THE CONSENT SOLICITATION?

         As part of our exchange offers, we are soliciting consents to the proposed amendment of the indentures governing the existing notes from holders of the existing notes. If the amendments are approved, the holders of the existing notes still outstanding will no longer be entitled to require us to repurchase the existing notes if our common stock ceases to be approved for trading on an established automated over-the-counter trading market in the United States. Your tender of existing notes automatically constitutes your consent to the proposed amendment as to the tendered notes. You may also consent without tendering any existing notes for exchange.

HOW MANY PEOPLE NEED TO CONSENT?

         Consents from holders of more than 50% in total principal amount outstanding of an issue of existing notes must be received in order to amend the indenture for such issue as described in this offering circular in the section entitled "The Consent Solicitation."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE EXCHANGE OFFERS?

         Yes, we continue to face significant challenges and limitations as a result of the incurrence of significant losses and negative cash flow from operations during the past two years, as we pursued our strategy to diversify our product portfolio and to bundle local service with our core long distance service offerings. We had a working capital deficiency of $93 million as of December 31, 2001. As we discuss above, the principal reason for the exchange offer is to extend to 2007 the time that we have to pay our obligations under the existing notes, as part of our efforts to restructure our debt obligations and maintain sufficient cash to conduct our operations. We also believe that we do not have access to new capital in the public or private markets and will not at least until our results of operations improve. For further information, please see the sections of this offering circular entitled "Recent Developments" and "Risk Factors."

IF I DECIDE TO TENDER MY EXISTING NOTES, WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

         No. We will be responsible for all expenses related to the exchange offers. As a result, you are not required to pay any brokerage commissions or any other fees or expenses to the exchange agent or the information agent.

IF I DECIDE NOT TO TENDER MY EXISTING NOTES, HOW WILL THE EXCHANGE OFFERS AFFECT MY EXISTING NOTES?

         If we obtain a sufficient number of consents to amend the indentures governing the existing notes, you will be subject to the amended indentures even if you did not tender your existing notes or give your consent to the proposed amendment.

         In addition, once the exchange offer is completed, your existing notes will be subordinated to the new notes.

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WILL TALK AMERICA RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFERS?

         No.  We will not receive any cash proceeds from the exchange offers.

WILL I RECEIVE ACCRUED INTEREST ON THE EXISTING NOTES THAT I TENDER FOR
EXCHANGE?

         Yes, on all existing notes tendered and exchanged we will pay all interest that is due and payable as of the date the new notes are issued upon completion of the exchange.

WHAT ARE THE CONDITIONS TO COMPLETION OF THE EXCHANGE OFFERS?

         The exchange offer for our 4 1/2% Convertible Notes and the exchange offer for our 5% Convertible Notes are independent of each other and neither exchange offer is conditioned upon the exchange of a minimum principal amount of existing notes. Prior to the expiration date of the exchange offers, we reserve the right to terminate or amend either or both exchange offers for any or no reason and, as a result, not to accept any properly tendered existing notes. We may terminate the exchange offer for our 4 1/2% Convertible Notes without terminating the exchange offer for our 5% Convertible Notes, and vice versa at any time prior to completion of the exchange. In addition, even following the expiration date of the exchange offers, the completion of the exchange offers shall remain subject to a number of customary conditions, some of which we may waive. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered existing notes. See the caption of this offering circular entitled "The Exchange Offers--Conditions to the Completion of the Exchange Offers."

WHEN ARE THE EXCHANGE OFFERS COMPLETE?

         The exchange offers are expected to close promptly following the expiration date of the exchange offers.

WILL THE NEW NOTES BE FREELY TRADABLE?

         The exchange offers are being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and have not been registered with the Securities and Exchange Commission (the "SEC"). The new notes you receive in either exchange offer should be freely tradable, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold existing notes that were previously held by an affiliate of ours.

HOW DO I TENDER MY EXISTING NOTES? HOW DO I PARTICIPATE IN THE CONSENT SOLICITATION?

         To tender existing notes pursuant to the offers, you must properly complete and duly execute the letter of transmittal and any other documents required by the letter of transmittal pursuant to the procedures for book-entry transfer described under the caption entitled "The Exchange Offers--Procedures for Tendering Existing Notes."

         In order to participate in the consent solicitation, you can either tender your existing notes, in which case your consent is deemed to have been given, or you can consent to the proposed amendment without tendering your existing notes. See the discussion in this offering circular under the caption entitled "The Consent Solicitation."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER?

         The expiration date for the exchange offers is 5:00 P.M., New York City time, on March 21, 2002, unless we extend the date or we terminate the exchange offers before the expiration date. You must tender your existing notes prior to this time if you want to participate.

HOW DO I WITHDRAW TENDERED EXISTING NOTES? UNTIL WHAT TIME CAN I WITHDRAW TENDERED EXISTING NOTES?

         You may withdraw tenders of existing notes at any time on or prior to the expiration date by following the procedures described in this offering circular under the title "The Exchange Offers--Withdrawal Rights and Non-Acceptance."

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         Properly withdrawn existing notes may be retendered at any time on or prior to the expiration date by following one of the procedures described in this offering circular under the caption entitled "The Exchange
Offers--Procedures for Tendering Existing Notes."

         If we extend the expiration date of these exchange offers for any reason, we will also extend your right to withdraw tenders of existing notes.

WHEN WILL I RECEIVE MY NEW NOTES?

         Subject to the terms and conditions described in this offering circular, including our right to terminate the exchange offers at any time in our sole and absolute discretion, we will accept any and all existing notes that are validly tendered and not withdrawn on or prior to the expiration date. We will issue the new notes promptly following the expiration date upon our determination that the conditions to the exchange offers have been fulfilled.

WHAT HAPPENS IF MY EXISTING NOTES ARE NOT ACCEPTED FOR PAYMENT?

         If we decide for any reason not to accept any existing notes for exchange, the existing notes will be returned to the registered holder, at our expense, promptly after the expiration or termination of the exchange offers. In the case of existing notes tendered by book entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted existing notes will be credited to the tendering holder's account at DTC. For further information, see the discussion in this offering circular under the caption entitled "The Exchange Offers--Withdrawal Rights and Non-Acceptance."

WILL THE NEW NOTES BE ISSUED IN GLOBAL FORM?

         All new notes will be global securities and will be deposited with a custodian. You will not receive notes in registered form. Your beneficial interests in the new notes will be effected only through records maintained in book-entry form by the DTC and its participants. For further information, please see the section of this offering circular entitled "Description of New Notes - Form, Denomination and Registration."

WHAT IS THE PROCESS IF I BENEFICIALLY OWN EXISTING NOTES THAT ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE?

         If you beneficially own existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes in the exchange offers, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and consent, and delivering your existing notes, you must either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the person in whose name the existing notes are registered.

HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

         Please see the section of this offering circular entitled "U.S. Federal Income Tax Consequences."

         THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFERS WILL DEPEND ON YOUR INDIVIDUAL CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE EXCHANGE OFFERS?

         If you have questions regarding the information in this offering circular or either exchange offer, please contact our information agent, Georgeson Shareholder. If you have questions regarding the procedure for tendering your existing notes or require assistance in tendering your existing notes, please contact our exchange agent, U.S. Bank Trust National Association. You can find the addresses and telephone numbers of the exchange agent and the information agent on the back cover of this offering circular.

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WHERE CAN I FIND ADDITIONAL INFORMATION?

         You can get additional copies of this offering circular by contacting the information agent at the phone number and address listed on the back cover of this offering circular.


























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                               RECENT DEVELOPMENTS

OVERVIEW

         Talk America Holdings, Inc., through its subsidiaries, provides local and long distance telecommunication services to residential and small business customers throughout the United States. Our telecommunication services offerings include local and long distance phone services, primarily local services bundled with long distance services, inbound toll-free service and dedicated private line services for data transmission. We seek to expand our customer base through our direct marketing channels and marketing arrangements with business partners. In connection with our strategy to diversify our product portfolio and to bundle local service with our core long distance service offerings, we acquired Access One Communications Corp. ("Access One") in August 2000. Access One was a private, local telecommunication services provider to nine states in the southeastern United States. During the rollout of our bundled service offering, we encountered a number of operational and business difficulties. In the third quarter of 2001, we wrote off substantially all of the goodwill associated with the Access One acquisition.

SERVICES RESTRUCTURING

         During 2001, we worked to address the operational issues that we encountered as we rolled out our bundled service and focused on improving the overall efficiency of the bundled business model. We have been managing our business to generate free cash flow and to build a highly scaleable nationwide platform to provision, bill and service bundled customers across the nation.

         Currently, our top priorities are to lower bad debt expense, reduce customer turnover, or "churn," and lower our customer acquisition costs. We have improved the credit quality of our existing customer base through credit scoring. We have slowed our growth until operational improvements have been achieved. In addition, we have lowered product pricing for both local and long distance services and are focusing on delivering better service and value to customers. In conjunction with this pricing change and although we are now operational in 25 states, we have limited our active marketing of our bundled services to those states where we believe we can offer our services to customers at competitive prices -- Pennsylvania, Michigan, Ohio, Texas, Georgia and Louisiana. Additional states will be added as our pricing and cost structure permit us to offer our services at competitive prices. We also continue to evaluate marketing channels, including direct television advertising, that we believe will enable us to lower our customer acquisition costs.

FINANCIAL RESTRUCTURING

         AOL RESTRUCTURING On September 19, 2001, we restructured our financial obligations with America Online, Inc. ("AOL") that arose under our 1999 Investment Agreement with AOL. We also ended our marketing relationship with AOL effective September 30, 2001. In the restructuring, we issued to AOL our $54 million, 8% Secured Convertible Note due September 2011 ("2011 Convertible Note") in exchange for a release of our reimbursement obligations under the 1999 Investment Agreement. We also issued 3,078,628 additional shares of our common stock in exchange for warrants to purchase our common stock held by AOL and our related obligations under the 1999 Investment Agreement to repurchase those warrants.

         The 2011 Convertible Note is convertible into shares of our common stock at the rate of $5.00 per share, may be redeemed by us at any time without premium and is subject to mandatory redemption at the option of the holder on the fifth and seventh anniversaries of its issue date. We may also elect to pay up to 50% (100% in the case of the first interest payment) of the interest on the 2011 Convertible Note in kind rather than in cash. The 2011 Convertible Note is guaranteed by our principal operating subsidiaries and is secured by a pledge of our and our subsidiaries' assets and is Senior Debt with respect to both the existing notes and the new notes. AOL, as the holder of the 2011 Convertible Note, entered into an intercreditor agreement with the lender under our existing secured credit facility.

         In addition to the restructuring of the financial obligations discussed above, we agreed with AOL, in a further amendment to our marketing agreement dated as of September 19, 2001, to discontinue, effective as of September 30, 2001, our marketing relationship under the marketing agreement. In connection with this discontinuance, we paid AOL $6.0 million under the marketing agreement, payable in two installments - $2.5 million on September 20, 2001 and the remaining $3.5 million on October 4, 2001. AOL, in lieu of any other payment for the early discontinuance of the marketing relationship, paid us $20 million by surrender and cancellation of $20 million principal amount of the 2011 Convertible Note delivered to AOL as discussed above, thereby reducing the outstanding principal amount of the 2011 Convertible Note to $34 million. The amendment also provided for the payment by us of certain expenses related to marketing services until the discontinuance and for the continued servicing and transition of telecommunications customer relationships after the discontinuance of marketing.

         On February 21, 2002, by letter agreement, AOL agreed to waive certain rights that it had under the Restructuring Agreement with respect to our restructuring of our existing notes and the exchange offers. As conditions to the waiver of such rights with respect to the exchange offers, we agreed to (i) provide that the new notes to be exchanged for the existing notes have a maturity date after September 19, 2006 and, if convertible, have a conversion price of not less than $5.00, (ii) make a prepayment on the 2011 Convertible Note equal to forty percent of the amount of cash (excluding accrued interest paid on existing notes which are exchanged) we pay to the holders of the existing notes in the exchange offers and (iii) limit the aggregate amount of cash that we pay under the exchange offers and to AOL under the letter agreement to $10 million. Under the letter agreement we also paid AOL approximately $1.2 million as a prepayment on the 2011 Convertible Note, approximately $0.7 million of which will be credited against monies we owe AOL under the letter agreement for cash payments in the exchange offers.

         SECURED CREDIT FACILITY RESTRUCTURINg On February 12, 2002, we restructured certain portions of our Credit Facility Agreement with MCG, the Consulting Agreement, and other loan documents between the parties. This restructuring amended the financial covenants for 2002 through 2005 to be consistent with our internal projections. As of and after January 1, 2002, the applicable margin will be 7.0% for portions of the loan accruing interest at LIBOR and 6.0% for portions of the loan accrued interest at the Prime Rate. The restructuring also added mandatory prepayment provisions if we used a total of $10.0 million or more of cash to repurchase or otherwise prepay our other debt obligations, including the existing notes and the 2011 Convertible Note. In addition, we issued 200,000 shares of our stock to MCG and agreed to register such shares in the future. The Credit Facility Agreement, which is guaranteed by us, is secured by a pledge of our subsidiaries' assets and is Senior Debt with respect to the existing notes, the new notes and the 2011 Convertible Note.

PURPOSE OF THE TRANSACTION

         We are offering to exchange the existing notes for the new notes principally to extend the time that we have to pay the existing notes, as part of our efforts to restructure our debt obligations and maintain sufficient cash to conduct our operations. The existing 4 1/2% Convertible Notes mature in September 2002 and the 5% Convertible Notes mature in 2004. The new notes do not mature until 2007. In addition, both issues of the existing notes include a right of the holders to require that we purchase their existing notes if our common stock ceases to be approved for trading on an established automated over-the-counter trading market in the United States. On February 14, 2002, we received a notice from Nasdaq that we no longer satisfied the requirements for continued listing on the Nasdaq National Market due to our stock trading below the required $3 share price minimum. If we do not, within the applicable time frames, satisfy the requirements for continued approval for trading on one of the Nasdaq markets, the repurchase right under the existing notes could be triggered, which could occur in the third quarter of this year. The new notes do not include this repurchase right and we are soliciting the consent of the holders of the existing notes to amend their respective indentures to eliminate this right from the existing notes.

         If we are not successful in our efforts to restructure our debt obligations and maintain sufficient cash to conduct our operations, whether because the response to the exchange offer was too limited or we are unable otherwise to extend the maturities of our debt obligations without significant cash reduction or if the cash available to support the conduct of our operations is otherwise less than we projected or for any other reason, we shall have to consider other alternatives, including the sale of assets and filing for protection under federal bankruptcy law.

RECENT FINANCIAL RESULTS

         Recently, we announced our unaudited financial results for the quarter and year ended December 31, 2001, as outlined below:

                  TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)




                                                                     THREE MONTHS ENDED         YEAR ENDED
                                                                      DECEMBER 31, 2001      DECEMBER 31,2001
                                                                     ------------------      ----------------

Sales                                                                     $  97,598               $ 495,470
                                                                          ---------               ---------


Costs and expenses:
    Network and line costs                                                   48,256                 235,153
    General and administrative expenses                                      17,954                  82,202
    Provision for doubtful accounts                                          13,341                  92,778
    Promotional, marketing and advertising expenses                           5,392                  81,285
    Depreciation and amortization                                             5,140                  34,390
    Impairment and restructuring charges                                       (603)                170,571
                                                                          ---------               ---------
           Total costs and expenses                                          89,480                 696,379
Operating income (loss)                                                       8,118                (200,909)
Operation income (expense):
    Interest income                                                             132                   1,220
    Interest expense                                                         (1,447)                 (6,091)
    Other expense, net                                                         (117)                 (2,698)
                                                                          ---------               ---------
Income (loss) before provision for income taxes                               6,686                (208,478)
Provision for income taxes                                                       --                      --
                                                                          ---------               ---------
Income (loss) before extraordinary gains and cumulative                       6,686                (208,478)
effect of an accounting change
Extraordinary gains from extinguishments of debt                              3,781                  20,648
Cumulative effect of an accounting change                                        --                 (36,837)
                                                                          ---------               ---------

Net income (loss)                                                         $  10,467               $(224,667)
                                                                          =========               =========

Income  (loss) per share - Basic:
    Income (loss) before extraordinary gains and
     cumulative effect of an accounting per share                         $    0.08               $   (2.63)
    Extraordinary gains per share                                              0.05                    0.26
    Cumulative effect of an accounting change per share                          --                   (0.47)
                                                                          ---------               ---------

   Net income (loss) per share                                            $    0.13               $   (2.84)
                                                                          ---------               ---------

Weighted average common shares outstanding                                   81,453                  79,242
                                                                          =========               =========

Income  (loss) per share - Diluted:
    Income (loss) before extraordinary gains and
     cumulative effect of an accounting per share                         $    0.08               $   (2.63)
    Extraordinary gain per share                                               0.05                    0.26
    Cumulative effect of an accounting change per share                          --                   (0.47)
                                                                          ---------               ---------

  Net income (loss) per share                                             $    0.13               $   (2.84)
                                                                          =========               =========

  Weighted average common and common equivalent
   shares outstanding                                                        81,466                  79,242
                                                                          =========               =========




                           SUMMARY BALANCE SHEET DATA
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                              DECEMBER 31,
                                                                 2001
                                                              ------------

      Cash and cash equivalents                                 $22,100
      Total current assets                                       50,698
      Goodwill and intangibles, net                              29,672
      Total assets                                              165,221
      Current portion of long-term debt                          71,161
      Total current liabilities                                 143,980
      Long-term debt                                             95,663
      Stockholders' equity (deficit)                           (74,422)

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The summary historical financial data for the fiscal years ended December 31, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements, and the data for the nine months ended September 30, 2001 and 2000 has been derived from our unaudited consolidated financial statements.

         This summary financial data should be read in conjunction with the unaudited consolidated financial statements of the Company set forth in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, June 30 and March 31, 2001 and the audited consolidated financial statements of the Company set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.



                                                           NINE MONTHS ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                           -------------------------------  ---------------------------------------
                                                                 2001          2000            2000           1999          1998
                                                           --------------  -------------    ----------   ------------   -----------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENTS OF INCOME DATA:
Sales                                                         $ 397,872      $ 413,013      $ 544,548      $ 516,548      $ 448,600
Costs and expenses:
   Network and line costs                                       186,897        225,530        292,931        289,029        321,215
   General and administrative expenses                           64,248         43,997         65,360         39,954         39,393
   Provision for doubtful accounts                               79,437         27,173         53,772         28,250         37,789
   Promotional, marketing and advertising                        75,893        126,901        170,864         96,264        210,552
   Depreciation and amortization                                 29,250         10,330         19,257          6,214          5,499
   Impairment and restructuring changes                         171,174             --             --             --             --
   Significant other charges (income)                                --             --             --         (2,718)        91,025
                                                              ---------      ---------      ---------      ---------      ---------
         Total costs and expenses                               606,899        433,931        602,184        456,993        705,473
                                                              ---------      ---------      ---------      ---------      ---------
Operating income (loss)                                        (209,027)       (20,918)       (57,636)        59,555       (256,873)
Other Income (expenses):
   Interest income                                                1,088          4,193          4,859          3,875         38,876
   Interest expense                                              (4,644)        (3,588)        (5,297)        (4,616)       (29,184)
   Other expense, net                                            (2,581)        (1,968)        (3,822)        (1,115)       (20,867)
                                                              ---------      ---------      ---------      ---------      ---------
Income (loss) before provision for income taxes                (215,164)       (22,281)       (61,896)        57,699       (268,048)
Provision for income taxes (1)                                       --             --             --             --         40,388
                                                              ---------      ---------      ---------      ---------      ---------
Income (loss) before extraordinary gains and                   (215,164)       (22,281)       (61,896)        57,699       (308,436)
cumulative effect of an accounting change

Extraordinary gains from extinguishments of debt                 16,867             --             --         21,230         87,110
Cumulative effect of an accounting change                       (36,837)            --             --             --             --
                                                              ---------      ---------      ---------      ---------      ---------
Net income (loss)                                             $(235,134)     $ (22,281)     $ (61,896)     $  78,929      $(221,326)
                                                              =========      =========      =========      =========      =========

Income (loss) per share - Basic:
   Income (loss) before extraordinary gains and
    cumulative effect of an accounting change
    per share                                                 $   (2.74)     $   (0.33)     $   (0.88)     $    0.94      $   (5.20)
   Extraordinary gains per share                                   0.21             --             --           0.35           1.47
   Cumulative effect of an accounting change                      (0.47)            --             --             --             --
    per share
                                                              ---------      ---------      ---------      ---------      ---------
   Net income (loss) per share                                $   (3.00)     $   (0.33)     $   (0.88)     $    1.29      $   (3.73)
                                                              ---------      ---------      ---------      ---------      ---------
   Weighted average common shares outstanding                    78,497         68,005         70,527         61,187         59,283
                                                              ---------      ---------      ---------      ---------      ---------

Income (loss) per share - Diluted:
   Income (loss) before extraordinary gains and
    cumulative effect of an accounting change
    per share                                                 $   (2.74)     $   (0.33)     $   (0.88)     $    0.90      $   (5.20)
   Extraordinary gains per share                                                  0.21             --           0.33      $    1.47
                                                                                                                          ---------
   Cumulative effect of an accounting change                      (0.47)            --             --             --             --
    per share
                                                              ---------      ---------      ---------      ---------      ---------
   Net income (loss) per share                                $   (3.00)     $   (0.33)     $   (0.88)     $    1.23      $   (3.73)
                                                              =========      =========      =========      =========      =========
   Weighted average common and common
    equivalent shares outstanding                                78,497         68,005         70,527         64,415         59,283
                                                              =========      =========      =========      =========      =========




                                                                   AT                         AT DECEMBER 31,
                                                              SEPTEMBER 30,       -------------------------------------------
                                                                  2001              2000             1999              1998
                                                              -------------       ---------        ---------         --------
                                                                        (In Thousands)
     CONSOLIDATED BALANCE SHEET DATA:
        Cash and cash equivalents                               $  24,026         $  40,604        $  78,937         $   3,063
        Total current assets                                       69,449            97,203          150,893           149,769
        Goodwill and intangibles, net                              31,137           218,639            1,068             1,150
        Total assets                                              187,155           407,749          215,008           272,560
        Current portion of long-term debt                          76,439             2,822               --            49,621
        Total current liabilities                                 173,879           100,271           71,168           136,708
        Contingent redemptions                                         --           114,630          114,630                --
        Long-term debt                                             97,262           103,695           84,985           242,387
        Stockholders' equity (deficit)                            (84,889)           82,700          (69,375)         (136,785)




(1) The provision for income taxes in 1998 represents a valuation allowance for deferred tax assets recorded in prior periods and current tax benefits that may result from the 1998 loss. The Company provided the valuation allowances in view of the loss incurred in 1998, the uncertainties resulting from intense competition in the telecommunication industry and the lack of any assurance that the Company will realize any tax benefits. The Company has continued to provide a valuation allowance against its deferred tax assets at December 31, 2000 and December 31, 1999.

                                  RISK FACTORS

         You should carefully consider the following risks, which are not listed in order of priority, in addition to those factors discussed in the documents that we have filed with the SEC, and the other information contained in this offering circular, before deciding whether or not to exchange your existing notes in the exchange offer.

RISKS RELATING TO OUR FINANCIAL CONDITION

THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

            The following circumstances raise significant uncertainty about our ability to continue as a going concern.

            - We have incurred net losses of $224.7 million and $61.9 million in 2001 and 2000, respectively.

            - We have incurred net cash outflows from operations of $5.6 million and $14.9 million in 2001 and 2000, respectively.

            -  Our current working capital is negative $93.3 million.

            - Our bad debt expenses and customer turnover were substantial in 2001.

            - We have an accumulated deficit of $425.9 million and negative stockholders' equity of $74.4 million.

            - Our common stock price has not exceeded $1 for six months, which jeopardises our continued approval for trading on the Nasdaq markets; failure to continue to be approved for trading on the Nasdaq markets may permit acceleration of our obligation to pay our existing 4 1/2% and 5% Convertible Notes.

            - We have $61.8 million in our existing 4 1/2% Convertible Notes that mature on September 15, 2002.

            - We believe that we do not currently have access to new capital in the public or private markets.

            - Failure to pay the existing 4 1/2% Convertible Notes and the existing 5% Convertible Notes when due, either at maturity or upon acceleration, would be a default under our other principal debt obligations and could cause acceleration of our obligations to pay that debt as well.

         Failure to restructure our obligations under the outstanding 4 1/2% Convertible Notes and the 5% Convertible Notes or to obtain additional financing would have a further materially adverse effect on our business and our ability to continue as a going concern. Our independent auditor, PricewaterhouseCoopers LLP, has advised us that, based on our current financial condition, it is highly probable that its report on our financial statements for the year ended December 31, 2001 will express substantial doubt about our ability to continue as a going concern.

         While we believe, in light of these circumstances, that restructuring the outstanding 4 1/2% Convertible Notes and the 5% Convertible Notes is the best way to proceed, even such restructuring could substantially reduce our cash balances and impair our ability to continue to conduct our operations.

WE HAVE RECEIVED A NOTICE OF DELISTING FROM THE NASDAQ NATIONAL MARKET; IF OUR COMMON STOCK CEASES TO TRADE ON A NATIONAL SECURITIES EXCHANGE OR ESTABLISHED AUTOMATED OVER-THE-COUNTER MARKET, OUR EXISTING NOTES MAY BECOME DUE AND PAYABLE

         If our common stock ceases to be listed for trading on a United States national securities exchange or approved for trading on an established automated over-the-counter market in the United States, the 4 1/2% Convertible Subordinated Notes due 2002 and the 5% Convertible Subordinated Notes due 2004 may become due and payable, and stockholders may have difficulty selling our securities. On February 14, 2002, we received notification from the Nasdaq staff that we no longer satisfied the requirements for continued listing on the Nasdaq National Market due to our stock trading below the required $3 share price minimum of our continued National Market listing standard. If, following a three-month grace period and absent a successful appeal, we are no longer permitted to list on the Nasdaq National Market, we could apply for status on the Nasdaq SmallCap Market. However, to continue eligibility on the SmallCap Market, we would need to maintain a stock price of $1, following an initial three-month grace period.

         The existing notes that we are offering to exchange in this offering circular contain a "termination of trading" acceleration clause. This clause, absent an amendment thereto, permits the holders of the existing notes to require us to purchase all of the existing notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the repurchase date if our common stock ceases to be approved for trading on an established automated over-the-counter market in the United States. Pursuant to this offering circular and consent solicitation we are requesting the consent of the existing note holders to our removal of the "termination of trading" repurchase clause. We will need to obtain consent from holders of at least 50% of the outstanding aggregate principal amount of each issue of the existing notes in order to effect such an amendment with respect to such issue. See "The Consent Solicitation." There can be no assurance that we will obtain the required consents to amend the notes and, thus, if our common stock ceases to be approved for such trading, we may be required to repurchase the existing notes. A failure to make such repurchases would be a default under our other principal debt obligations and could cause acceleration of our obligations to pay that debt as well.

         In addition, in the event that our common stock is delisted from Nasdaq, holders of our securities would likely encounter greater difficulty in disposing of their securities and/or obtaining accurate quotations as to the prices of their securities. This may adversely impact the market price and liquidity of our common stock.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL

         We believe that we do not currently have access to new capital in the public or private markets and will not at least until our results of operations improve. Even if third party financing should be available, there can be no assurance that the financing would be available in amounts or on terms acceptable to us. In addition, if funds are raised through further incurrence of debt, the Company's operations and finances may become subject to further restrictions and we may be required to limit our service or product development activities or other operations, or otherwise modify our business strategy. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights, preferences or privileges senior to the common stock.

OUR ABILITY TO USE NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED

         At December 31, 2001, we had net operating loss carryforwards for federal income tax purposes of $264.2 million, of which $53.0 million are currently unavailable to offset future taxable income as a result of prior year ownership changes.

         There can be no assurance that we will realize the benefit of any carryforwards. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of the our net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods if a change of ownership of more than 50% of the value of our stock should occur over a three year period, which could substantially limit the eventual tax utilization of these carryforwards. Many of the changes that affect these percentage change determinations, such as changes in the ownership of our stock by stockholders, are outside of our control. As of December 31, 2001 and based on information currently available to us, our change of ownership percentage was approximately 45% for the applicable three-year period. If our ability to use these net operating loss carryforwards against any future income is limited, our cash flow available for operations and debt service would be materially reduced.

RISKS RELATING TO THE NEW NOTES AND OUR COMMON STOCK

THE EXISTING NOTES AND THE NEW NOTES WILL BE SUBORDINATE AND WILL BE ISSUED BY A HOLDING COMPANY

         As a holding company whose principal assets are the shares of capital stock of our subsidiaries, we do not generate any operating revenues of our own. Consequently, we depend on dividends, advances and payments from our subsidiaries to fund activities and meet our cash needs, including our debt services requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available therefor. Their ability to pay dividends or make other payments or advances to us will depend on their operating results, will be subject to various business considerations and to applicable state laws and currently is, and may in the future be, limited by the terms of the subsidiaries' debt instruments. In addition, holders of the existing notes and the new notes are effectively subordinated to the claims of creditors of our subsidiaries to the extent of the assets of such subsidiaries. If any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of our subsidiaries occurs, creditors of that subsidiary generally will have the right to be paid in full before any distribution is made to us or the holders of the new notes and existing notes. Further, in such event of insolvency, the new notes will be senior to the existing notes and generally will have the right to be paid in full prior to the existing notes. See "Description of New Notes."

         Senior Debt includes substantially all of our indebtedness, whether existing on or created or incurred after the date the new notes are issued, that is not made subordinate to or pari passu with the new notes. Senior Debt currently includes, without limitation, our credit facility and the 8% convertible secured note held by AOL. As of December 31, 2001, we had $53.0 million of indebtedness that would have constituted Senior Debt. Additionally, as of December 31, 2001, the aggregate amount of indebtedness and other balance sheet liabilities (other than to us) of our subsidiaries to which the new notes and the existing notes are effectively subordinated was approximately $159.7 million, which includes the Senior Debt referred to above, which are also obligations of our principal operating subsidiaries. The indenture governing the new notes does not limit the amount of additional indebtedness, including Senior Debt, that we can create, incur, assume or guarantee, except that we cannot issue additional indebtedness that is subordinated to Senior Debt but is senior to the new notes.

THE NEW NOTES DO NOT PROVIDE YOU WITH ANY PROTECTION IN THE EVENT OF HIGHLY LEVERAGED OR OTHER TRANSACTIONS, INCLUDING A CHANGE OF CONTROL TRANSACTION, THAT COULD ADVERSELY AFFECT THE NEW NOTES

         The indenture governing the new notes will not necessarily protect holders of the new notes in the event of highly leveraged or other transactions that might adversely affect our financial condition and thus could adversely affect new note holders. While the existing notes also do not afford such protection, unlike the holders of the new notes, holders of the existing notes have the right to require us to redeem the existing notes in the event of a transaction that results in a "change of control" of the Company, and if the amendment for which we are soliciting consent is not approved, in the event of a "termination of trading" of our common stock.

THERE MAY NOT BE A PUBLIC MARKET FOR THE NEW NOTES

         There can be no assurance that an active trading market for the new notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the new notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of the common stock and the market for similar securities.

FUTURE SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE

         Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of December 31, 2001, there were outstanding options to purchase 13,093,292 shares of our common stock. In addition, as of such date, there were warrants outstanding to purchase up to 1,471,429 shares of common stock. Holders of warrants also have registration rights under certain conditions. Sales of substantial amounts of Company common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock.

OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS

         We have an authorized class of 5,000,000 shares of preferred stock that may be issued by our Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Delaware General Corporation Law and other provisions of our Restated Certificate of Incorporation (the "Company Charter"), including the provision of the Company Charter that provides that our Board of Directors be divided into three classes, each of which is elected for three years, and our Bylaws contain provisions that may have the effect of delaying or preventing a change in control of the Company. In addition, the Company has adopted a Stockholders Rights Plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. See "Description of Capital Stock." Such anti-takeover effects may deter a third party from acquiring us or engaging in a similar transaction affecting control of the Company in which our stockholders might receive a premium for their shares over the then-current market value.

RISKS RELATING TO OUR INDUSTRY AND OUR BUSINESS

THE SUPREME COURT OR FCC COULD DISCONTINUE USE OF TELRIC FOR PRICING UNES, A CRITICAL ELEMENT OF OUR BUSINESS

         Access to incumbent local exchange carrier ("ILEC") unbundled network elements ("UNEs") at cost-based rates is critical to our business. Our local telecommunications services are provided almost exclusively through the use of ILEC UNEs, and it is the availability of cost-based UNE rates that enables us to price our local telecommunications services competitively. However, the obligation of ILECs to provide UNEs at such cost-based rates is the subject of on-going litigation and could soon be substantially reduced or eliminated altogether.

         The current UNE pricing rules were established in 1996 in the Local Competition Order, wherein the Federal Communications Commission ("FCC") concluded that the rates charged to new entrants must be based on the forward-looking costs of providing the interconnection or UNEs ordered. The FCC rejected the use of historical or embedded costs in setting rates that new entrants pay. The FCC further required a specific methodology, "total element long-run incremental cost" ("TELRIC"), to calculate an ILEC's forward looking costs. The FCC required that TELRIC be measured based on the use of the most efficient telecommunications technology currently available and the lowest cost network configuration, given the existing location of ILEC wire centers.

         On remand from the U.S. Supreme Court in AT&T v. Iowa Utilities Board, the Eighth Circuit Court of Appeals concluded that the FCC's UNE pricing rules violated the terms of the Telecommunications Act of 1996 ("Telecommunications Act"). The Eighth Circuit determined that the FCC's TELRIC methodology incorrectly based costs on the most efficient technology and configuration available, rather than the actual cost of the particular facilities and equipment deployed by ILECs. The Eighth Circuit ruled that the FCC cannot require that UNE prices be calculated at the cost of a hypothetical network, as opposed to the costs actually incurred, by the ILECs. The Eighth Circuit, however, did not vacate the FCC's decision to use a forward-looking cost methodology. The Court determined that requiring that forward-looking costs be used to establish UNE rates is a matter within the FCC's discretion.

         The FCC, ILECs and CLECs all appealed the Eighth Circuit decision to the U.S. Supreme Court. The Supreme Court granted certiorari in these cases, styled Verizon Communications v. FCC, and agreed to consider both: (i) whether the Eighth Circuit erred in ruling that the FCC cannot require that UNE rates be based on the cost of efficient replacement technology; and (ii) whether the Eighth Circuit erred in approving FCC UNE pricing rules that do not permit ILECs' historical costs to be included in their UNE rates.

         The Supreme Court heard oral argument in Verizon Communications v. FCC on October 10, 2001, and we anticipate a decision in the Spring of 2002. If the Supreme Court rules that UNE rates cannot be based on the cost of efficient replacement technology, or worse yet that UNE rates must allow for recovery of all ILEC historical costs, the result could compel a substantial increase in the prices that we pay for ILEC UNEs. The possibility also exists that the FCC will revise its UNE pricing rules in a similar fashion even if the Supreme Court does not require such revisions. In either case, such a spike in UNE rates could make it unaffordable for us to provide UNE-based local telecommunication services.

THE SUPREME COURT OR THE FCC COULD MAKE UNE COMBINATIONS UNAVAILABLE, A CRITICAL ELEMENT OF OUR BUSINESS

         Access to ILEC UNEs in a fashion in which they are combined by the ILECs themselves also is critical to our business. Our local telecommunications services are provided through the use of the so-called UNE-Platform ("UNE-P"), in which UNEs necessary to provide service to end users are combined by the ILECs and then leased to new entrants. Both the U.S. Supreme Court and the FCC currently are considering whether ILECs will continue to be required to provide such UNE combinations to competitors.

         The U.S. Supreme Court review arises in the Verizon v. FCC case discussed above. The FCC established its rule 51.315(b) in 1996, which prohibits ILECs from separating already combined network elements. This rule has already been approved by the Supreme Court. However, the FCC also established its so-called "additional combinations rules" in 1996, i.e. rules 51.315(c)-(f), which require ILECs to combine network elements in any technically feasible manner upon request. The Eighth Circuit later vacated the "additional combinations rules" based on the reasoning that the Telecommunications Act requires that new entrants, not ILECs, must do any necessary recombining. The Supreme Court granted certiorari, and has agreed to decide whether the FCC may require ILECs to combine certain previously uncombined network elements upon request by a new entrant. If the Supreme Court upholds the Eighth Circuit, it would adversely affect our ability to add new lines for existing customers or introduce customized service offerings.

         In addition, the FCC itself currently is considering whether the discrete elements comprising a UNE-P "platform" must continue to be made available by ILECs. The existing set of UNEs were established by the FCC in its Local Interconnection Order in 1996, and updated in a proceeding on remand from the Supreme Court's Iowa Utilities Board case in 1999. The current rules require ILECs to provide a host of UNEs upon request -- including local loops, local switching and interoffice transport -- which together comprise the UNE-P combination used by us to provide local telecommunications services.

         On December 12, 2001, the FCC initiated its so-called UNE Triennial Review rulemaking in which it intends to review all UNEs and determine whether ILECs should continue to be required to provide them to competitors. Among other things, the FCC has indicated that it will consider whether ILECs should continue to be required to provide the "local switching" UNE, an essential component of the UNE-P combination. The FCC will determine whether the local switching UNE is necessary for new entrants to provide services, and whether the unavailability of a local switching UNE would impair the ability of new entrants to offer competitive offerings. The FCC could eliminate the local switching UNE entirely, or could further limit its availability by geography, customer density, customer size, service type, customer type, or the like. Any curtailment by the FCC in the availability of the local switching UNE would materially impair our ability to provide local telecommunications services, and could eliminate our capability to provide local telecommunications services entirely. We expect the FCC to decide the issue later this year.

THE FCC COULD INCREASE CARRIER CONTRIBUTIONS TO THE UNIVERSAL SERVICE FUND

         The Universal Service Fund ("USF") is the support mechanism established by the FCC to ensure that high quality, affordable telecommunications service is available to all Americans. The USF provides support and discounts for: (1) telecommunications services for consumers who live in high-cost rural areas; (2) telecommunications services for low-income consumers; (3) telecommunications services, Internet access and internal connections for schools and libraries; and (4) telecommunications services for rural health care providers.

         The Telecommunications Act requires every telecommunications carrier that provides interstate telecommunications services to contribute, on an equitable and nondiscriminatory basis, to the specific, predictable, and sufficient mechanisms established by the FCC to preserve and advance universal service. At present, contributions to the FCC's universal service funds are assessed on telecommunications providers' combined interstate and international end user telecommunications revenues, as reported in FCC Forms 499A and 499Q, using a quarterly contribution factor calculated by the FCC. The current contribution factor for the first quarter of 2002 is 6.8%. Accordingly, at present, carriers pay nearly seven percent (7%) of their combined interstate and international end user telecommunications revenues to the federal USF.

         If the FCC substantially increases the current contribution factor for the USF, our costs of providing communications service will be increased and we might not be able to be reimbursed by our customers for all of those costs which would have a negative impact on our gross margins. Further, it is unclear at this point as to whether the current methodology of basing carrier contributions on interstate and international end user telecommunications revenues will remain in place. Recently, the FCC has proposed changing this current methodology to assess carrier contributions to the USF based on the number and capacity of connections provided to customers. Moreover, the FCC also recently proposed limiting the flexibility currently afforded carriers in the recovery of their universal service contributions from end user customers by requiring carriers to recover contributions either through their rates or through a line item surcharge, called a "Federal Universal Service Charge," that corresponds precisely to the prescribed contribution factor percentage, per line or per account assessment established by the FCC each quarter. An order implementing the FCC's decisions regarding both of these matters should be released in 2002.

WE FACE A NUMBER OF LEGAL AND REGULATORY CHALLENGES

         We are party to a number of legal actions and proceedings, arising from our provision and marketing of telecommunications services, as well as certain arbitration and legal actions and regulatory investigations and enforcement proceedings arising in the ordinary course of business. We believe that the ultimate outcome of the foregoing actions will not result in liability that would have a material adverse effect on our financial condition or results of operations. However, it is possible that, because of fluctuations in our cash position, the timing of developments with respect to such matters that require cash payments by us, while such payments are not expected to be material to our financial condition, could impair our ability in future interim or annual periods to continue to implement our business plan, which could affect our results of operations in future interim or annual periods.

WE HAVE EXPERIENCED SIGNIFICANT BAD DEBT FROM OUR BUNDLED SERVICE CUSTOMERS

         During 2001 we were unable to collect a significant portion of payments from our bundled service customers. We have taken several steps to address the existing and future customer collection issues, including the following: (a) adoption of more stringent credit controls through the implementation of credit scoring of the existing customer base and pre-screening of new customers based on specific levels and criteria; (b) implementation of a new collections management system that is integrated with the billing and payment applications;
(c) improved in-house and third party collection efforts; and (d) enhanced paper invoicing process. However, despite these initiatives, we may experience similar bad debt in the future associated with customers provisioned to our bundled local service and may not achieve the improvement in bad debt expense that we have targeted.

WE MAY BE UNABLE TO REDUCE CUSTOMER ATTRITION

         During 2001 our customer attrition level was high. Purchasers of our local and long distance services are not obligated to purchase any minimum amount of our services, and can stop using our services at any time and without penalty. Our customers may not continue to buy their local or long distance telephone service through us. If a significant portion of our customers were to decide to purchase local or long distance service from other providers, our operating results could be harmed. A high level of customer attrition is common in the telecommunications industry, and our financial results are affected by this attrition. Attrition is attributable to a variety of factors, including our termination of customers for nonpayment and the initiatives of existing and new competitors who, to attract new customers, may implement national advertising campaigns, utilize telemarketing programs, and provide cash payments and other forms of incentives.

WE MAY BE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGE

         The telecommunications industry is characterized by rapid technological change, frequent new service introductions, intense competition on pricing, and evolving industry standards. Our inability to anticipate these changes and to respond quickly by offering services that meet or compete with these evolving standards could negatively affect our chances for success. There can be no assurance that we will have sufficient resources to make the necessary investments or to introduce new services that would satisfy an expanded range of customer needs. Any failure by us to obtain new technology could cause us to lose customers and market share and could hamper our ability to attract new customers.

WE FACE INTENSE COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

         The telecommunications industry is highly competitive. Major participants in the industry regularly introduce new services and marketing activities. Competition in the local and long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against numerous telecommunications companies that offer essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than us. Competition is fierce for the small to medium-sized businesses that we also serve. Additional pricing pressure may also come from the introduction of new technologies. Our success will depend upon our continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. In addition, the ability of competitors to develop online billing and information systems that are comparable to our systems may have a material adverse effect on us. Consolidation and alliances across geographic regions and in the local and long distance market and across industry segments may also intensify competition from significantly larger, well-capitalized carriers. There can be no assurance that we will be able to compete successfully.

         In addition, access to ILEC UNEs at rates competitive with the ILEC's retail service offerings is critical to our business. The ILEC UNE rates are ordered by individual state commissions, which have only recently begun lowering the ILEC UNE rates to a level that we may offer rates competitive with the ILEC for similar services. Failure of the remaining state commissions to lower ILEC UNE rates will have a significant impact upon our ability to offer services at rates competitive with the ILECs.

ADVERSE CHANGE IN COMPANY'S RELATIONSHIP WITH THIRD PARTY CARRIERS WOULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION

         We obtain services from various long distance and local carriers of telecommunications services for their own network services and their reselling operations. If carriers choose not to enter into agreements with us, terminate existing contracts with us, reduce the level or type of telecommunication services they offer, refuse to negotiate cost reductions to meet competitive prices or demand higher security deposits for the services that we purchase from them, it could have a material adverse effect on our financial condition and results of operations.

FAILURE OR INTERRUPTION IN OUR NETWORK AND INFORMATION SYSTEMS WOULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION

         We provide services over our own telecommunications network, using our own switches, to approximately 95% of the lines using our long distance services. Operation as a switch-based provider subjects us to risk of significant interruption in our ability to provide services if our facilities such as switching equipment or connections to transmission facilities were damaged by fire or other natural disaster. To the extent that we are principally responsible for providing our customers with telecommunications services, interruption or failure to provide these services may subject us to claims from customers who are damaged as a result of an interruption or failure. Interruptions or other difficulties in operating our own network could have a material adverse effect on our financial condition and results of operations.

                              CAUTIONARY STATEMENTS

         Certain of the statements contained herein may be considered forward-looking statements. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct.

         Forward-looking statements involve risks and uncertainties and the Company's actual results could differ materially from the Company's expectations. In addition to those factors discussed in this offering circular and our other filings with the Securities and Exchange Commission (the "SEC" or the "Commission"), important factors that could cause such actual results to differ materially include, among others, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under its agreements with its various marketing partners and its direct marketing channels, failure to manage the nonpayment of our bills to our customers for our bundled and long distance services, attrition in the number of end users, failure or difficulties in managing the Company's operations, including attracting and retaining qualified personnel, failure of the Company to be able to expand its active offering of local bundled services in a greater number of states, failure to provide timely and accurate billing information to customers, failure of the Company to manage its collection management systems and credit controls for customers, interruption in the Company's network and information systems, failure of the Company's customer service, and changes in government policy, regulation and enforcement and/or adverse judicial interpretations and rulings relating to regulations and enforcement. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in its Annual Report on Form 10-K for the year-ended December 31, 2000 and Form 10-Q for the quarter ended September 30, 2001 and any subsequent filings. Except as otherwise required by law, the Company undertakes no obligation to update its forward-looking statements.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are hereby incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001 (SEC file no. 0-26728);

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001 (SEC file no. 0-26728);

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed on August 14, 2001 (SEC file no. 0-26728);

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001 (SEC file no. 0-26728);

         5. Proxy Statement on Schedule 14A relating to the Company's 2001 Annual Meeting of Stockholders;

         6. The Company's Current Report on Form 8-K, filed with the SEC on September 24, 2001 (SEC File no. 0-26728); and

         7. The Company's Current Report on Form 8-K, filed with the SEC on February 21, 2002 (SEC File no. 0-26728).

         All documents filed by the Company after the date of this offering circular pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this offering circular and prior to the termination of the offerings, shall be deemed to be incorporated in this offering circular by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this offering circular.

         This offering circular incorporates documents by reference that are not presented herein or delivered herewith. These documents (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) are available without charge upon written or oral request directed to the Company at the above-mentioned address and telephone number.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may obtain copies of all documents that we file with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Talk America. The SEC's Internet address is: http://www.sec.gov. The Company maintains its own web site at: http://www.talk.com.

         You may also obtain copies of these documents by submitting a request, either by telephone or in writing, to: Investor Relations, Talk America Holdings Inc., 6805 Route 202, New Hope, PA 18938; Telephone Number (215) 862-1500. If you would like to request copies of these documents, please do so no later than 5 business days prior to the expiration date, as defined below. In order to receive them before the expiration of the exchange offers. If we extend the exchange offers, you must submit your request at least five business days before the expiration date, as extended.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the exchange offers. All existing notes that are properly tendered and accepted for exchange in the exchange offers will be retired and cancelled.

                                 CAPITALIZATION

         The following table sets forth the cash and cash equivalents and capitalization of Talk America as of December 31, 2001 on an actual basis and Pro Forma to reflect the exchange offering. As of December 31, 2001, the Company had $53.0 million of indebtedness that would have constituted Senior Debt (excluding $32.4 million of future accrued interest), and $79.9 million of subordinated indebtedness; as of December 31, 2001, the aggregate amount of indebtedness and other balance sheet liabilities (other than to the Company) of the Company's subsidiaries to which the existing notes, and the new notes are effectively subordinated was approximately $159.7 million.

         You should read this table in conjunction with the unaudited consolidated financial statements of the Company set forth in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, June 30 and March 31, 2001, the audited consolidated financial statements of the Company set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and "Recent Developments," "Summary Historical Financial Data," and "Unaudited Pro Forma Consolidated Financial Statements" included in this offering circular.




                                                            ACTUAL         PRO FORMA    PRO FORMA       PRO FORMA       PRO FORMA
(IN THOUSANDS, EXCEPT SHARE DATA)                         (UNAUDITED)         (A)          (B)             (C)             (D)
     Cash and cash equivalents                             $  22,100       $  22,100    $  17,771(1)    $  13,442(3)    $  19,936(5)
                                                           ---------       ---------    ---------       ---------       ---------
     Long-term obligations (including current portion)
        Secured credit facility                            $  17,500       $  17,500    $  17,500       $  17,500       $  17,500
        8% Convertible Notes due 2011                         66,386(a)       66,386       65,149(1)       63,912(3)       65,768(5)
        8% Convertible Senior Subordinated Notes due 2007         --              --       27,830(2)       51,825(4)       13,915(6)
        10% Senior Subordinated Notes due 2007                    --          79,937       49,015          18,093          24,508
        41/2% Convertible Subordinated Notes due 2002         61,844              --           --              --          30,922
        5% Convertible Subordinated Notes due 2004            18,093              --           --              --           9,046
        Other long-term debt                                   3,001           3,001        3,001           3,001           3,001
                                                           ---------       ---------    ---------       ---------       ---------
            Total long-term obligations                      166,824         166,824      162,495         154,331         164,660

     Stockholders' equity (deficit):
        Common stock - $.01 par value, 300,000,000
         shares authorized; 81,452,721 issued and
         outstanding
         issued and outstanding                                  815             815          815             815             815
        Additional paid-in capital                           350,626         350,626      350,626         350,626         350,626
        Accumulated deficit                                 (425,863)       (425,863)    (425,863)       (422,028)(4)    (425,863)
                                                           ---------       ---------    ---------       ---------       ---------
     Total stockholders' equity (deficit)                    (74,422)        (74,422)     (74,422)        (70,587)        (74,422)
                                                           ---------       ---------    ---------       ---------       ---------
     Capitalization                                        $  92,402       $  92,402    $  88,073       $  83,744       $  90,238
                                                           =========       =========    =========       =========       =========


ASSUMPTIONS AND FOOTNOTES:

         Statement of Financial Accounting Standards Board No. 15 ("SFAS 15") "Accounting by Debtors and Creditors for Troubled Debt Restructurings" addresses the accounting for debt restructurings similar to that undertaken in this Exchange Offer. The pro forma adjustments discussed below include the accounting under SFAS 15.

         Pursuant to the letter agreement with AOL dated February 21, 2002, as described in "Recent Developments" included in this offering circular, we agreed to pay AOL approximately $1.2 million as a prepayment on the 8% Convertible Note due 2011 of which approximately $0.7 million will be credited against amounts we owe AOL under the letter agreement for cash payment under the exchange offers. The $1.2 million was not reflected in the capitalization table, and would further reduce cash under the pro forma scenarios that give effect to the exchange offering as follows: Pro Forma (A) by $1.2 million, Pro Forma (B) by $491,000, Pro Forma (C) by $491,000 and Pro Forma (D) by $609,000.

(a) Includes $34.0 million of principal and $32.4 million of future accrued interest.

PRO FORMA (A)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 10% Notes.

PRO FORMA (B)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $30.9 million of the 10% Notes and of 50%, or $30.9 million, into $18.6 million of the 8% Convertible Notes and $3.1 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes.

         (1) Reduction in cash and cash equivalents reflects $3.1 million of cash paid to the noteholders upon the assumed exchange of $30.9 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.2 million).

         (2) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes and $30.9 million of the 10% Notes are accounted for as a troubled debt restructuring. Since the total liability of $58.7 million ($61.8 million of principal as of the exchange date less cash payments of $3.1 million) is less than the future cash flows to holders of 8% Convertible Notes and 10% Notes of $72.2 million (representing the $49.5 million of principal and $22.7 million of future interest expense), the liability remained on the balance sheet at $58.7 million. The difference between principal and the carrying amount of $9.3 million will be recognized as a reduction of interest expense over the life of the notes.

PRO FORMA (C)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes and $6.2 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes.

         (3) Reduction in cash and cash equivalents reflects $6.2 million of cash paid to the noteholders upon the assumed exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($2.5 million).

         (4) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes are accounted for as a troubled debt restructuring. Since the total liability of $55.6 million ($61.8 million as of the exchange date less cash payments of $6.2 million) will be greater than the future cash flows to holders of the 8% Convertible Notes of $51.8 million (representing the $37.1 million of principal and $14.7 million of future interest expense), the liability will be written down to the value of the future cash flows due to the noteholders and an extraordinary gain of $3.8 million (excluding the write-off of related unamortized deferred finance costs) will be recorded.

PRO FORMA (D)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $15.5 million of the 10% Notes and $9.3 million of the 8% Convertible Notes and $1.5 million in cash and the exchange of 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 10% Notes. The remaining 50% are assumed to have elected not to participate in the exchange.

         (5) Reduction in cash and cash equivalents reflects $1.5 million of cash paid to the noteholders upon the assumed exchange of $15.5 million of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($618,000).

         (6) In accordance with SFAS No. 15, the exchange of $30.9 million of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes and $15.5 million of the 10% Notes are accounted for as a troubled debt restructuring. Since the total liability of $29.4 million ($30.9 million as of the exchange date less cash payments of $1.5 million) is less than the future cash flows to holders of 8% Convertible Notes and 10% Notes of $36.1 million (representing the $24.7 million of principal and $11.4 million of future interest expense), the liability remained at $29.4 million. The difference between principal and the carrying amount of $4.7 million will be recognized as a reduction of interest expense over the life of the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth Talk America's ratio of earnings to fixed charges for the nine months ended September 30, 2001, and each of the years ended December 31, 2000, 1999 and 1998.

                                                            DECEMBER
                                     SEPTEMBER 30,  -------------------------
                                         2001        2000     1999      1998
                                     -------------   ----     ----      ----
Ratio of earnings (loss) to
fixed charges (1)                         --          --     12.63       --

----------------
(1) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, including amortization of deferred financing costs and the estimated interest component of rental expense, which is 33% of actual rental expense. In the nine months ends September 30, 2001 and for the years ended December 31, 2000 and 1998, fixed charges exceeded income (loss) before provision for income taxes by $215.2 million, $61.9 million and $268.0 million, respectively.

                               THE EXCHANGE OFFERS

GENERAL

         We are making the exchange offers to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The exchange offers have not been registered with the SEC. The new notes you receive in the exchange offers should be freely tradeable, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or persons who hold existing notes that were previously held by an affiliate of ours.

TERMS OF THE EXCHANGE OFFERS; PERIOD FOR TENDERING EXISTING NOTES

         This offering circular and the enclosed letter of transmittal and consent set forth the terms and conditions of the following exchange offers, subject to the terms and conditions described in this offering circular:

1. THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$61,844,000 aggregate principal amount of our existing 4 1/2% Convertible Notes, under either of the two exchange options:

    o U.S.$1,000 in principal amount of our new 10% Notes for each U.S.$1,000 in principal amount of existing notes that you tender; or

    o U.S.$600 principal amount of our new 8% Convertible Notes and $100 in cash for each U.S.$1,000 in principal amount of existing notes that you tender; and

2. THE 5% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$18,093,000 aggregate principal amount of our existing 5% Convertible Notes in the following exchange: U.S.$1,000 in principal amount of our new 10% Notes for each U.S.$1,000 in principal amount of existing notes that you tender.

         We will pay interest on the existing notes that are tendered and exchanged that has accrued to the date of completion of the exchange.

         Unless specifically noted otherwise, the following sections under this caption "The Exchange Offers," shall apply to both the 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5% Convertible Subordinated Notes Exchange Offer.

         The 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5% Convertible Subordinated Notes Exchange Offer, while jointly referred to as the exchange offers, constitute separate and independent exchange offers.

         We expressly reserve the right to amend or terminate either exchange offer at any time, and to not accept for exchange any existing notes, for any or no reason within our sole and absolute discretion prior to the Expiration Date, and to not accept for exchange any existing notes following the Expiration Date if any of the conditions described below under the caption "--Conditions to the Completion of the Exchange Offers" are not satisfied. If we exercise any such right, we will give oral or written notice thereof to the exchange agent as promptly as practicable. If either of the exchange offers is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment or waiver in a manner reasonably calculated to inform the holders of the existing notes of such amendment or waiver.

         These exchange offers are being extended to all holders of existing notes. As of the date of this offering circular, $79,937,000 aggregate principal amount of the existing notes are outstanding. This offering circular and the enclosed letter of transmittal and consent are being sent to all holders of existing notes known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate or otherwise amend in any respect the exchange offers for any reason or no reason, in our sole and absolute discretion, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration of the exchange offers and not withdrawn as permitted below. See the section of this offering circular captioned "--Conditions to the Completion of the Exchange Offers." The exchange offers will expire at 5:00 P.M., New York City time on March 21, 2002 (such date, and, as applicable, the date marking the extension thereof shall be referred to herein as the "Expiration Date"). In our sole and absolute discretion, we may extend the period during which the exchange offers are open. Our obligation to accept existing notes for exchange in the exchange offers is subject to the conditions listed under the caption "--Conditions to the Completion of the Exchange Offers." The form and terms of the new notes are described in this offering circular in the section captioned "Description of New Notes."

         We expressly reserve the absolute right, at any time and from time to time, to extend the period during which the exchange offers are open and thereby delay acceptance for exchange of any existing notes. If we elect to extend the period of time during which the exchange offers are open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of existing notes until such extended Expiration Date. We will return to the registered holder, at our expense, any existing notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offers. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

         The minimum period during which the exchange offers will remain open following material changes in the terms for such exchange offers or in the information concerning such exchange offers (other than a change in price or a change in percentage of existing notes sought) will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If any of the terms of the exchange offers are amended in a manner we determine to constitute a material change adversely affecting any holder of existing notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the exchange offers' period for a time period that we, in our sole discretion, deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the existing notes, if the exchange offers' period would otherwise expire during such time period.

         At the time the new notes are issued on the closing date following completion of the exchange offers, we will make payment of any and all interest that is due and payable on the existing notes on the closing date. Interest on the new notes will begin to accrue as of the closing date.

PROCEDURES FOR TENDERING EXISTING NOTES

         To tender existing notes pursuant to the exchange offers, the exchange agent must receive at its address set forth on the back cover of this offering circular (A) a properly completed and duly executed letter of transmittal and consent and any other documents required by the letter of transmittal and consent and (B) delivery of such existing notes pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an agent's message (as defined below) if the tendering holder has not delivered a letter of transmittal and consent) or certificates for the existing notes to be tendered, in each case by the Expiration Date.

         The method of delivery of existing notes and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent.

         By signing the letter of transmittal and consent, you will be deemed to have made the representations and warranties contained in the letter of transmittal and consent in connection with your decision to participate in the exchange offers.

         The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offers within two business days after the date of this offering circular. Any financial institution that is a DTC participant may make book-entry delivery of existing notes by causing DTC to transfer such existing notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of existing notes may be effected through book-entry transfer at DTC, the letter of transmittal and consent or facsimile thereof with any required signature guarantees (or an agent's message instead of the letter of transmittal and consent) and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth on the back cover page of this offering circular on or prior to the Expiration Date. Delivery of a letter of transmittal and consent to DTC will not constitute valid delivery to the exchange agent, and the tender will not be valid.

         The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may utilize DTC's Automated Tender Offer Program ("ATOP") procedures to tender existing notes.

         Any participant in DTC may make book-entry delivery of existing notes by causing DTC to transfer such existing notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the existing notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of such existing notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal and consent. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering existing notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal and consent, and that we may enforce such agreement against such participant.

         The method of delivery of existing notes and letter of transmittal and consent and all other required documents is at the election and risk of the holder. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No existing notes, letters of transmittal and consent or other required documents should be sent to us. Delivery of all existing notes, letters of transmittal and consent and other documents must be made to the exchange agent at its address set forth on the back cover of this offering circular. Holders of existing notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

         The tender by a holder of existing notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal and consent. Holders of existing notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wish to tender are urged to contact such registered holder promptly and instruct such registered holder to tender on his or her behalf.

         Signatures on the letter of transmittal and consent or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers. Inc., a commercial bank or trust company having an office or correspondent to the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution") unless the existing notes tendered pursuant thereto are tendered
(1) by a registered holder of existing notes who has not completed the table entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal and consent or (2) for the account of an Eligible Institution.

         If the letter of transmittal and consent is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal and consent.

         All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered existing notes will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes that, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal and consent, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. None of us, the exchange agent, the information agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes, nor shall we or any of them incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned, at our expense, to such holder by the exchange agent, unless otherwise provided in the letter of transmittal and consent, as soon as practicable following the Expiration Date.

         In addition, we reserve the right, in our sole and absolute discretion, subject to the provisions of the indenture governing the existing notes and our contractual obligations, to:

         o purchase or take offers for any existing notes that remain outstanding subsequent to the Expiration Date or, as set forth under the caption "--Conditions to the Completion of the Exchange Offers," to terminate the exchange offers; and

         o purchase, to the extent permitted under applicable law, existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offers.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES AND PAYMENT

         Subject to our right to terminate or amend either exchange offer at any time in our sole and absolute discretion prior to the Expiration Date, and upon satisfaction or waiver of all of the conditions to the exchange offers, all existing notes validly tendered and not withdrawn will be accepted and the new notes will be issued promptly after the completion of the exchange offers. See "--Conditions to the Completion of the Exchange Offers." For purposes of the exchange offers, existing notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. The new notes will be issued only in denominations of $1,000 and integral multiples thereof (or $100 in the case of the 8% Convertible Notes). If the principal amount of new notes that otherwise would be issued to a holder in exchange for existing notes tendered and accepted by us is not an integral multiple of $1,000 (or $100 in the case of the 8% Convertible Notes), we will round down the amount of existing notes and pay the difference in cash.

         In all cases of issuances of new notes and, in the case of issuance of 8% Convertible Notes under the 4 1/2% Convertible Subordinated Notes Exchange Offer, payment of the cash portion for existing notes that are accepted for exchange pursuant to the exchange offers and any accrued interest thereon will be made only after timely receipt by the exchange agent of:

         o certificates for such notes or a timely book-entry confirmation of such notes into the exchange agent's account at DTC;

         o a properly completed and duly executed letter of transmittal and consent (or an agent's message instead of the letter of transmittal and consent); and

         o     all other required documents.

         If any tendered existing notes are not accepted for any reason set forth under "--Conditions to the Completion of the Exchange Offers," such unaccepted or such unexchanged existing notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offers.

WITHDRAWAL RIGHTS AND NON-ACCEPTANCE

         You may withdraw tenders of existing notes at any time on or prior to the Expiration Date, as defined above. For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the exchange agent prior to the Expiration Date at the address set forth on the back cover of this offering circular. Any such notice of withdrawal must:

         o specify the name of the person that tendered the existing notes to be withdrawn;

         o identify the existing notes to be withdrawn, including the principal amount of such existing notes;

         o in the case of existing notes tendered by book-entry transfer, specify the number of the account at DTC from which the existing notes were tendered and specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of DTC;

         o contain a statement that such holder is withdrawing its election to have such existing notes exchanged for new notes;

         o be signed by the holder in the same manner as the original signature on the letter of transmittal and consent by which such existing notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the existing notes register the transfer of such existing notes in the name of the person withdrawing the tender; and

         o specify the name in which such existing notes are registered, if different from the person who tendered such notes.

         In addition, you may withdraw any tendered existing notes after April 17, 2002, unless we have accepted your existing notes for exchange.

         All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us in our sole and absolute discretion, and our determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any existing notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof, at our expense, in the case of physically tendered existing notes, or credited to an account maintained with DTC for the existing notes (in the case of book-entry transfer) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn existing notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time prior to the Expiration Date.

CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFERS

         The 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5% Convertible Subordinated Notes Exchange Offer are independent of each other and neither exchange offer is conditioned upon the exchange of a minimum principal amount of existing notes.

         Notwithstanding any other provision of either exchange offer, we are not required to accept any existing notes tendered for exchange under either exchange offer, and we may terminate or amend either exchange offer if, at any time before the acceptance of the new notes for exchange, any of the following events occurs:

         o there shall have occurred or be likely to occur any event affecting our business or financial affairs that would or might prohibit, prevent, restrict or delay consummation of the exchange offers or that will, or is reasonably likely to, impair the contemplated benefits to us of the exchange offers or that might be material to holders of existing notes in deciding whether to participate in the exchange offers;

         o an indenture shall not have been executed and delivered in respect of the new notes and such indenture shall not have been qualified under the Trust Indenture Act of 1939 (the "Trust Indenture Act"); and

         o an action shall have been taken or threatened, or a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers or the exchange of existing notes pursuant to the exchange offers, by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which (1) challenges the making of the exchange offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers or
               (2) could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits of the exchange offers to us or that might be material to holders of existing notes in deciding whether to participate in the exchange offers.

         The foregoing conditions are for our sole and absolute benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) or may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time. Moreover, we are free to terminate or otherwise amend the exchange offers in any respect at any time for any reason or no reason, in our sole and absolute discretion, and to not accept any existing notes for exchange.

EXCHANGE AGENT

         U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offers. Letters of transmittal and consent and any correspondence in connection with the exchange offers should be sent or delivered by each holder of existing notes or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the address set forth on the back cover of this offering circular and in the letter of transmittal and consent. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

INFORMATION AGENT

         Georgeson Shareholder has been appointed as information agent for the exchange offers, and will receive customary compensation for its services. We will also reimburse the information agent for its reasonable out-of-pocket expenses. Questions concerning tender procedures and requests for additional copies of this offering circular or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers as set forth on the back cover page of this offering circular. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the exchange offers.

FEES AND EXPENSES

         The exchange offers are being made by us in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. We therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the existing notes. We have not retained any dealer manager or other agent to solicit tenders with respect to the exchange offers. The exchange agent will mail solicitation materials on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will, however, also reimburse reasonable expenses incurred by brokers and dealers in forwarding this offering circular and the other materials in connection with the exchange offers to the holders of the existing notes. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the exchange offers.

         Additionally, we will pay all transfer taxes, if any, applicable to the exchange of existing notes pursuant to the exchange offers. If, however, new notes are to be issued in the name of any person other than the registered holder of the existing notes exchanged therefor or if for existing notes that are registered in the name of any person other than the person signing the letter of transmittal and consent, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offers, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the holder of the existing notes that are exchanged. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal and consent, the amount of such transfer taxes will be billed directly to such holder of the existing notes that are exchanged.

RECOMMENDATION

         WE ARE NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR EXISTING NOTES, AND, ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR EXISTING NOTES FOR EXCHANGE.

                            THE CONSENT SOLICITATION

         It is a condition of the valid tender of existing notes in both exchange offers that such tender be accompanied by valid consents to the proposed amendment to the respective indentures governing the existing notes: the Indenture dated as of September 9, 1997 between the Company and U.S. Bank Trust National Association (formerly known as First Trust of New York, N.A.) (the "4 1/2 % Indenture") and the Indenture dated as of December 10, 1997 between the Company and U.S. Bank Trust National Association (formerly known as First Trust of New York, N.A.) (the "5% Indenture," and collectively, the "Existing Indentures"). The proper completion, execution and delivery of a letter of transmittal and consent by a holder tendering existing notes pursuant to the exchange offer will constitute the consent of such tendering holder to the proposed amendment to the respective indenture governing such tendered notes. Holders may provide consents without tendering their existing notes in the exchange offers. Completion of the exchange offers is not conditioned upon the receipt of requisite consents to the proposed amendment of the Existing Indentures.

REQUIRED CONSENTS

         Consents must be received from holders of more than 50% in aggregate outstanding principal amount of existing notes under the 4 1/2% Indenture or the 5% Indenture, as the case may be, to amend such Existing Indenture in the manner contemplated by the proposed amendment. In the case of holders who tender all or a portion of their 4 1/2% Convertible Notes or 5% Convertible Notes, or any combination of the two, the principal amount tendered by such holder in each series shall be allocated to the respective total principal amount of tendered notes for such series for purposes of determining if the required level of consent for such series has been met. If the required consents are received with respect to either of the Existing Indentures, we and the trustee will execute a supplemental indenture to such Existing Indenture setting forth the proposed amendment, and each such Existing Indenture, as so supplemented, will become operative with respect to the existing notes governed thereby immediately after the expiration date of the exchange offers. Each non-exchanging holder of existing notes will be bound by the Existing Indentures, as so supplemented, even if such holder did not give its consent. The Existing Indentures, without giving effect to the proposed amendment, will remain in effect until the proposed amendment becomes operative. If the exchange offers are terminated or withdrawn, the proposed amendment will not become operative.

         The new notes will be issued pursuant to an indenture between the Company and U.S. Bank Trust National Association, as trustee, as shall be supplemented by supplemental indentures or modified from time to time. The terms of such indenture are further described in the section entitled "Description of the New Notes."

WITHDRAWAL OF CONSENTS

         Consents may not be revoked, except by the valid withdrawal of a tender of existing notes in accordance with the instructions for withdrawal (see "The Exchange Offers--Withdrawal Rights and Non-Acceptance"). A valid withdrawal of a tender of existing notes shall also be deemed to be a concurrent revocation of the related consent.

THE PROPOSED AMENDMENT

         The proposed amendment to the Existing Indentures would amend the definition of "Designated Event" in Article I, Section 1.01 of each Existing Indenture to remove "Termination of Trading" as a "Designated Event." If approved, this amendment would mean that the failure of the Company's common stock (or other securities into which the notes are then convertible) to be listed for trading on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States will no longer be an event triggering the right of holders of existing notes to require the Company to repurchase their notes, pursuant to the terms of Section 4.07 of the Existing Indentures. Only a "Change of Control" (as such term is defined in the Indenture) shall remain a "Designated Event" triggering the repurchase right under Section 4.07 of the Existing Indentures. Other than as set forth above, no other amendments of the Existing Indentures are contemplated by the consent solicitation.

                            DESCRIPTION OF NEW NOTES

GENERAL

         The new notes will be issued pursuant to an Indenture between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee"), as shall be supplemented by supplemental indentures or modified from time to time (hereinafter referred to as the "Indenture"). A copy of the form of the Indenture will be available from the Trustee or the Company upon request by a registered holder of new notes. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions in the Indenture of certain terms used in the following summary. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

         Unless noted otherwise, the following description applies to both the 10% Notes and the 8% Convertible Notes and therefore to both the 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5% Convertible Subordinated Notes Exchange Offer. The new notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture, but shall rank senior to any existing notes which are not exchanged for new notes. The Indenture does not limit the amount of Senior Debt or other Indebtedness that may be issued by the Company or any of its Subsidiaries; however, the Indenture does preclude the Company from incurring Indebtedness ranking subordinate to Senior Debt unless such Indebtedness is expressly subordinated in right of payment to the new notes.

         The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the new notes. As a result, the new notes are effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of such Subsidiaries.

FORM, DENOMINATION AND REGISTRATION

         The new notes will be in fully registered form, without coupons, in denomination of U.S. $1,000 (or $100 in the case of the 8% Convertible Notes) in principal amount and integral multiples thereof. The new notes will be represented by one or more permanent global securities and will be deposited with a custodian for, and registered in the name of a nominee of DTC, as depository. You will not receive notes in registered form. Instead, beneficial interests in the new notes will be shown on, and transfers of these interests will be effected only through records maintained in book-entry form by DTC and its participants.

PRINCIPAL, MATURITY AND INTEREST

         The notes bear interest from the closing date, at 10% per annum in the case of the 10% Notes, and at 8% per annum in the case of the 8% Convertible Notes, and will mature on August 15, 2007.

         Interest on the new notes will be payable semiannually on February 15 and August 15 of each year (each an "Interest Payment Date"), commencing on August 15, 2002, to holders of record at the close of business on the February 1 or August 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date the new notes are issued upon closing.

         The new notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, subject to applicable laws and regulations, at the office of any paying agent, or, at the option of the Company, payment of interest may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The new notes will be issued in registered form, without coupons, and in denominations of $1,000 (or $100 in the case of the 8% Convertible Notes) and integral multiples thereof.

         If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue for the intervening period.

         The Company has initially appointed the Trustee as its corporate trust office in the City of New York as the paying agent and conversion agent. The Company may at any time terminate the appointment of the paying agent or conversion agent and appoint additional or other paying agents and conversion agents, provided that until the new notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the new notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in New York, New York for payments with respect to the new notes and for the surrender of new notes for conversion. Notice of any such termination or appointment and of any change in the office through which the paying agent or conversion agent will act will be given in accordance with "--Notices" below.

OPTIONAL REDEMPTION

         The new notes will be subject to redemption, at par value, at any time at the option of the Company, in whole or in part (in any integral multiple of $1,000 or such other minimum amount as may be specified in the Indenture), upon not less than 30 nor more than 60 days prior notice by mail at par value plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date).

         On or after the redemption date, interest will cease to accrue on the new notes, or portion thereof, called for redemption.

MANDATORY REDEMPTION

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the new notes.

REPURCHASE AT THE OPTION OF HOLDERS

         Unlike holders of the existing notes, holders of new notes will not have the right to require the Company to repurchase their notes in case of a change of control of the Company.

SELECTION AND NOTICE

         If less than all of the new notes are to be redeemed at any time, selection of new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed, or, if the new notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no new notes of $1,000 (or such other minimum amount as may be specified in the Indenture) or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. If any new note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on new notes or portions thereof called for redemption.

CONVERSION OF 8% CONVERTIBLE NOTES

         This section applies solely to holders of 4 1/2% Convertible Notes who choose to tender their existing notes in exchange for 8% Convertible Notes.

         The holder of any 8% Convertible Notes has the right, exercisable at any time after the date of original issuance thereof and prior to the close of business on the Business Day immediately preceding the maturity date of such notes, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $100) into shares of common stock at the conversion price of $5.00 per share, subject to adjustment as described below (the

"Conversion Price"), except that if such note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption. Except as described below, no adjustment will be made on conversion of any 8% Convertible Notes for interest accrued thereon or for dividends on any common stock issued. If 8% Convertible Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

         Beneficial owners of interests in an 8% Convertible Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and, in the case of conversions through Euroclear or Cedel Bank, in accordance with Euroclear's or Cedel Bank's normal operating procedures when application has been made to make the underlying common stock eligible for trading on Cedel Bank or Euroclear.

         To convert an 8% Convertible Note held in certificated form into shares of common stock, a holder must (i) complete and manually sign the conversion notice on the back of such note (or complete and manually sign a facsimile thereof) and deliver such notice to the Trustee in New York, New York, (ii) surrender the 8% Convertible Note to the Trustee in New York, New York, as the case may be, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at its corporate trust office or the office of the Conversion Agent.

         As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate will be sent by the Trustee to the Conversion Agent for delivery to the holder. Such common stock issuable upon conversion of the 8% Convertible Notes will be fully paid and nonassessable. Any such note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except notes called for redemption on a redemption date or to be repurchased on a Designated Event Payment Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of 8% Convertible Notes being surrendered for conversion. In the case of any 8% Convertible Note which has been converted after any Regular Record Date, but on or before the next Interest Payment Date, interest on such note shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest shall be paid to the holder of such note on such Regular Record Date. As a result, a holder that surrenders 8% Convertible Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for payment of interest on notes called are surrendered after a notice of redemption (except for the payment of interest on notes called for redemption on a redemption date or to be repurchased on a Designated Event Payment Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

         The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of common stock as a dividend or distribution on the common stock; (ii) the subdivision or combination of the outstanding common stock; (iii) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then Current Market Price per share, as defined; (iv) the distribution of shares of capital stock of the Company (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (v) below) to all holders of common stock; (v) the distribution, by dividend or otherwise of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made with the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for common stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of shares of common stock outstanding on such date; and (vii) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of an 8% Convertible Note who converts such note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         If the Company reclassifies or changes its outstanding common stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding common stock, the 8% Convertible Notes will become convertible into the kind and amount of securities, cash or other assets that the holders of such notes would have owned immediately after the transaction if the holders had converted the 8% Convertible Notes immediately before the effective date of the transaction.

         The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

         In the Indenture, the "Current Market Price" per share of common stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive Business Days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination, as defined in the Indenture, or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

         "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the Daily Market Price on the Trading Day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

         The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days (each such reduction, an "Induced Conversion Adjustment"), in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

SUBORDINATION OF NOTES

         Both the 10% Notes and the 8% Convertible Notes are subordinate in right of payment to all existing and future Senior Debt, but shall rank senior to any existing notes that are not exchanged for new notes pursuant to this offer. The 8% Convertible Notes and 10% Notes will rank pari passu to each other. Except as described in the next paragraph, the Indenture does not restrict the amount of Senior Debt or other Indebtedness of the Company or any Subsidiary of the Company. In addition, the new notes are structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

         The Indenture provides that the Company may not issue, assume, guarantee, incur or otherwise become liable, directly or indirectly, for any Indebtedness subordinate or junior in ranking in any respect to any Senior Debt unless such Indebtedness is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

         The payment of the principal of, interest on or any other amounts due on the new notes is subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. No payment on account of principal of, redemption of, interest on or any other amounts due on the new notes, including, without limitation, any payments on the Designated Event Offer, and no redemption, purchase or other acquisition of the new notes may be made unless
(i) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture provides that if any of the holders of any issue of Designated Senior Debt notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the new notes and no purchase, redemption or other acquisition of the new notes will be made for the period (the "Payment Blockage Period") commencing on the date the Payment Blockage Notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date the Payment Blockage Notice is received. Notwithstanding the foregoing (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the Representative of such holders shall have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the new notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

         Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the new notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the new notes are entitled to any payments whatsoever.

         If payment of the new notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the new notes until five business days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the new notes only if the subordination provisions of the Indenture otherwise permit payment at that time. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the new notes may recover ratably less than general creditors of the Company.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Indenture provides that the Company may not consolidate or merge with or into any Person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the notes and the Indenture; (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one Person and such Person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the new notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and
(v) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

REPORTS

         Whether or not required by the rules and regulations of the Commission, so long as any new notes are outstanding, the Company will file with the Commission and furnish to the holders of new notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

EVENTS OF DEFAULT AND REMEDIES

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the new notes; (ii) default in payment when due of principal on the new notes; (iii) failure by the Company to comply with the provisions described under "Repurchase at the Option of Holders"; (iv) failure by the Company for 60 days after the receipt of written notice to comply with certain other covenants and agreements contained in the Indenture or the new notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Material Subsidiaries (or the payment of which is guaranteed by the Company or any of its Material Subsidiaries), which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity without such acceleration being rescinded or annulled and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default of the maturity of which has been so accelerated, aggregates $10 million or more; (vi) failure by the Company or any Material Subsidiary of the Company to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; and
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the new notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding new notes may direct the Trustee in its exercise of any trust or power. In the case of any default of the character specified in (iv) above, the Trustee shall withhold notice of any continuing default from holders of the new notes for a period of 30 to 90 days after the occurrence of any such default.

         By notice to the Trustee, the holders of a majority in aggregate principal amount of the new notes then outstanding may, on behalf of the holders of all of the new notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment or interest on, or the principal of, the new notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

TRANSFER AND EXCHANGE

         The Company has initially appointed the Trustee as Registrar in New York, New York. The Company reserves the right to vary or terminate the appointment of the Registrar or to appoint additional or other Registrars or to approve any change in the office through which the Registrar acts.

         A holder may transfer or exchange new notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to exchange or register the transfer of any new note selected for redemption. Also, the Company is not required to exchange or register the transfer of any new note for a period of 15 days before a selection of notes to be redeemed is made.

         The registered holder of a new note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next succeeding paragraph, the Indenture or the new notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding new notes (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the Indenture or the new notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding new notes (including consents obtained in connection with a tender offer or exchange offer for notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any new notes held by a nonconsenting holder of new notes)
(i) reduce the amount of new notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any new note or alter the provisions with respect to the redemption of the new notes, (iii) reduce the rate of or change the time for payment of interest on any new note, (iv) waive a default in the payment of principal of or interest on any new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration), (v) make any new note payable in money other than that stated in the new notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of new notes to receive payments of principal of or interest on the new notes, (vii) waive a redemption payment with respect to any new note, (viii) impair the right to convert the new notes into common stock, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the new notes or (x) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of new notes, the Company and the Trustee may amend or supplement the Indenture or the new notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Company's obligations to holders of the new notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act.

NOTICES

         Notice to holders of the new notes will be given by mail to the addresses of such holders as they appear in the Register (as defined). Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

GOVERNING LAW

         The Indenture and the new notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Trustee also serves as trustee under the Existing Indentures, and will continue to serve as trustee thereunder for any existing notes that are not exchanged and remain outstanding.

         The holders of a majority in principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of new notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Business Day" means any day that is not a Legal Holiday.

         "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

         "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

         "Designated Senior Debt" means (i) any Senior Debt which, as of the date of the Indenture, has an aggregate principal amount outstanding of at least $15 million and (ii) any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $15 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property, or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;
(ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If any other operative date for purposes of the Indenture shall occur on a Legal Holiday then for all purposes the next succeeding day that is not a Legal Holiday shall be such operative date.

         "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing any Indebtedness.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

         "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

         "Senior Debt" means the principal of, interest on and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company; unless, in the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the new notes. Senior Debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company other than such Indebtedness that would be subject to a prior claim by the lenders under the Company's existing credit facilities; (c) any liability for Federal, state, local or other taxes owed or owing by the Company; or (d) Indebtedness of or amounts owed by the Company under the Company's 4 1/2% Convertible Notes and the Company's 5% Convertible Notes.

         "Senior Subordinated Debt" means Securities and any other Indebtedness of the Company that specifically provides that it is to rank pari passu with other Senior Subordinated Debt of the Company and is not subordinated to any Indebtedness of the Company that is not Senior Debt.

         "Subsidiary" of a person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

         There can be no assurance that an active trading market for the new notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their new notes or at what price holders of the new notes will be able to sell their new notes. Future trading prices of the new notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the common stock and the market for similar securities.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes the material U.S. federal income tax consequences to the current holders of the existing notes, and to us, of an exchange of the existing notes for new notes. The summary describes the tax consequences only to a holder that is a "U.S. person" for U.S. federal income tax purposes. For these purposes, a U.S. person is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust the administration over which a U.S. court is able to exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

         This summary is for general information only. It does not purport to consider all of the possible U.S. federal income tax consequences of an exchange of an existing note for a new note pursuant to the exchange offer, and is not intended to reflect the individual tax position of any beneficial owner. In particular, this summary addresses only existing notes and new notes held as capital assets and does not address aspects of U.S. federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, financial institutions, insurance companies, tax-exempt organizations, deferred compensation plans, individual retirement accounts, dealers in securities or currencies, persons who are not U.S. persons or whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold an existing note or will hold a new note as part of a straddle with other investments or as part of a synthetic security or other integrated investment (including a conversion transaction) comprised of an existing note or a new note and one or more other investments. This summary also does not discuss the tax treatment of holders that hold their existing notes or new notes through a partnership or other pass-through entity.

         This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No ruling has been or will be sought from the IRS, and our counsel has not rendered any legal opinion, regarding any tax consequences relating to any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. This summary does not include any description of tax laws of any state, local or foreign governments that may apply to the exchange offer or an existing note or a new note, or any holder of any of the foregoing, and does not discuss any aspect of U.S. federal tax law other than income tax law.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO HOLDERS OF EXISTING NOTES THAT PARTICIPATE IN THE EXCHANGE OFFER

         EXCHANGE OF EXISTING NOTES FOR NEW NOTES AND CASH

         The U.S. federal income tax treatment of the exchange of the existing notes for new notes depends in part on whether the existing notes and new notes constitute "securities" within the meaning of the recapitalization rules of the Code. The determination of whether a debt instrument qualifies as a security for this purpose is subject to a facts and circumstances analysis, a primary factor of which is the term to maturity of the debt instrument. In general, debt instruments with an initial term at issuance of less than five years are not likely to (but may in certain circumstances) constitute securities, while debt instruments with an initial term at issuance of greater than five years generally are more likely to (but may not in all circumstances) constitute securities. The law is unclear as to whether a debt instrument with a term to maturity close to five years is considered a security. Because the existing notes had an initial term at issuance of more than five years, we intend to take the position that they constitute securities for purposes of the recapitalization rules of the Code. We intend to take the position that the new notes also constitute securities for those purposes because they will have an initial term at issuance of more than five years. Except where indicated, the remainder of this discussion assumes that the existing notes and the new notes both constitute securities for purposes of determining the tax consequences to the exchanging holders and to us, although the law is unclear in this regard.

         An exchanging holder will realize gain (or loss) in the exchange to the extent that the holder's tax basis in its existing notes is less (or greater) than the sum of (i) any cash (other than the amount of cash received in respect of interest due and payable on the existing notes that has accrued through the Expiration Date), and (ii) the "issue price" of the new notes received in the exchange offer.

         The issue price of the new notes depends upon whether, following their issuance, the new notes will be "traded on an established securities market" within the meaning of the applicable Treasury regulations ("publicly traded"). If the new notes will be publicly traded, then their issue price will equal their fair market value as of the date of the exchange. If the new notes will not be publicly traded, then their issue price will equal their "stated redemption price at maturity," which in this case should equal their stated principal amount. We expect, and intend to take the position that, the new notes will not be publicly traded for purposes of determining their issue price, although no assurance can given in this regard. Assuming that the new notes are not publicly traded, the issue price of the new notes should be their stated principal amount. Any gain recognized by exchanging holders should constitute capital gain, except that gain attributable to accrued market discount not previously included in the holder's income should be taxed as ordinary income (see "--Market Discount" below).

         Assuming the existing notes and the new notes both constitute securities for tax purposes, the exchange of existing notes for new notes in the exchange offer should be treated for U.S. federal income tax purposes as a recapitalization. In that event, an exchanging holder who realizes gain in the exchange offer should recognize such gain, but only to the extent of any cash received in the exchange offer (other than cash received in respect of interest due and payable on the existing notes that has accrued through the Expiration Date, which will be taxable as ordinary interest income), and an exchanging holder who realizes loss should not recognize such loss.

         If the exchange is treated as a recapitalization, an exchanging holder's initial tax basis in the new notes should equal the holder's adjusted tax basis in the existing notes exchanged on the date of the exchange, reduced by the amount of any cash received in the exchange (other than the amount of cash received in respect of interest due and payable on the existing notes that has accrued through the Expiration Date) and increased by the amount of any gain recognized on the exchange. In that event, the holding period of the new notes should include the holding period of the existing notes surrendered in the exchange.

         If the exchange is not treated as a recapitalization, an exchanging holder should recognize gain or loss on the exchange, should have an initial tax basis in the new notes equal the issue price of the new notes (i.e., their stated principal amount) on the date of the exchange, and should have a holding period in the new notes that begins on the day after the date of the exchange. In that event, because the fair market value of the new notes may be substantially less than their issue price, exchanging holders who recognize gain from the exchange of existing notes for new notes may be taxed on income represented by any excess of the issue price of the new notes over their fair market value without a corresponding current receipt of cash.

         MARKET DISCOUNT

         If an exchanging holder purchased an existing note at a price less than the existing note's principal amount, such difference would constitute "market discount" for U.S. federal income tax purposes. If that market discount exceeds a statutory de minimis amount, any gain recognized by a holder on the exchange of the existing notes for new notes pursuant to the exchange offer (determined in the manner discussed above under "--Exchange of Existing Notes for New Notes and Cash") should be treated as ordinary income to the extent, if any, of the market discount which accrued between the date of purchase of the existing notes and the date of the exchange (unless the holder has elected to include market discount in income as it accrues). Any accrued market discount on an existing note that is not treated as ordinary income will be treated as accrued market discount on the new note received in exchange for that existing note. An exchanging holder should also have unaccrued market discount to the extent that the holder's basis in the new note is less than the new note's principal amount, and that unaccrued market discount should be taken into account under the market discount rules.

         A holder of new notes with market discount in excess of the statutory de minimis amount (1) must treat any principal payment received in respect of the new notes as ordinary income to the extent market discount has accrued (or market discount from existing notes is treated as having accrued) on the new notes, (2) must treat gain on the disposition or retirement of a new note as ordinary income to the extent of accrued market discount under certain circumstances, and (3) may be required to defer the deduction of interest accruing on indebtedness incurred or continued to acquire a note with market discount until the corresponding amount of market discount is included in income. Alternatively, a holder may elect to include market discount in income on a current basis as it accrues. If this election is made, the holder will be required to apply the election to all debt instruments acquired on or after the beginning of the first taxable year to which the election applies, and the holder may revoke the election only with the consent of the IRS.

         AMORTIZABLE BOND PREMIUM

         If an exchanging holder has a tax basis in a new note that is greater than the principal amount of the new note, the holder may elect to amortize the resulting "bond premium" against interest income on the new note. If a holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based upon a constant yield to maturity method over the period the new notes are held. An election to amortize bond premium on a new note will also apply to all fully taxable bonds held by the holder at the beginning of the first taxable year to which the election applies and all fully taxable bonds acquired thereafter. A holder may revoke the election only with the consent of the IRS. If the election is not made, a holder must include the full amount of each interest payment in income as it accrues or is paid, and premium must be taken into account when principal payments are received on the new notes or upon the sale or other disposition of the new notes.

         INTEREST AND ORIGINAL ISSUE DISCOUNT ON NEW NOTES

         Holders of the new notes will be required to include in income the interest paid on the new notes in accordance with their regular method of accounting. In addition, the new notes will be treated as issued with original issue discount ("OID") within the meaning of the Code if the stated redemption price at maturity of the new notes (i.e., their stated principal amount) exceeds their issue price, determined as described above under "--Exchange of Existing Notes for New Notes and Cash," by more than a statutory de minimis amount. Based on the foregoing, we expect that the issue price of the new notes should equal their stated redemption price at maturity (i.e., their stated principal amount) and, accordingly, the new notes should not be treated as issued with OID. If, contrary to our expectation, the new notes are treated as having been issued with OID and such OID is greater than the statutory de minimis amount, a holder of new notes (whether such holder is a cash or accrual basis taxpayer) will be required to include such OID in gross income as it accrues, in accordance with a constant yield to maturity method over the period the new notes are held.

         SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

         In general, the sale, exchange or redemption of the new notes will result in capital gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the new notes immediately before such sale, exchange or redemption. For this purpose, the holder's adjusted tax basis generally will reflect basis increases for the amount of OID or market discount, if any, previously included in such holder's income. Gain or loss upon the disposition of a new note will be long-term if, at the time of the disposition, the holding period for the new note exceeds one year (which, if the exchange is treated as a recapitalization, would include the holding period of the existing note exchanged for new note). Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual's income and the holding period for the asset, and the deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

         CONVERSION INTO COMMON STOCK OF THE COMPANY

         In general, no gain or loss will be recognized for U.S. federal income tax purposes upon a conversion of convertible new notes into common stock. However, any cash paid in lieu of a fractional share of common stock will result in taxable gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted tax basis of the convertible new note allocable to such fractional share. The initial tax basis of common stock received on conversion of convertible new notes will equal the adjusted tax basis of the converted new notes on the date of conversion, reduced by the portion of such adjusted tax basis allocated to any fractional share of common stock considered to be exchanged for cash. The holding period for common stock received on conversion will include the holding period of the converted new notes.

         ADJUSTMENT OF CONVERSION PRICE

         The conversion ratio of a convertible new note is subject to adjustment under certain circumstances. Federal income tax law may treat holders of the convertible new notes as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) if, and to the extent that, certain adjustments of the conversion ratio increase the proportionate interest of a holder of the notes in the fully diluted share ownership of the Company, whether or not that holder exercises the conversion privilege. Moreover, if there is not a full adjustment of the conversion ratio of the notes to reflect a stock dividend or other event that increases the proportionate interest of holders of outstanding common stock in the assets or earnings and profits of the Company, then that increase in the proportionate interest of holders of the common stock generally will be treated as a taxable distribution to those holders with respect to their common stock.

         DIVIDENDS PAID ON THE SHARES

         A holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the common stock to the extent that such distributions are paid out of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends received by corporate shareholders may be eligible for the dividend received deduction. Distributions in excess of such earnings and profits will be applied against and will reduce the holder's tax basis in its common stock and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common stock.

         DISPOSITION OF SHARES

         Upon the sale or other disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale and that holder's adjusted tax basis in the common stock. Gain or loss upon the disposition of the common stock will be long-term if, at the time of the disposition, the holding period for the common stock exceeds one year (which, in the case of common stock acquired upon conversion of a note, would include the holding period of the converted note). Federal income tax rates on long-term capital gain recognized by individuals vary based on the individual's income and the holding period for the asset, and the deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, the cash received by an exchanging holder pursuant to the exchange offer, payments of interest on the new notes, dividends paid with respect to common stock and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of the new notes or common stock will be subject to information reporting. In addition, backup withholding will generally apply to these payments if the holder fails to provide an accurate taxpayer identification number, fails to certify that such holder is not subject to backup withholding or fails to meet certain other conditions. Any amount paid as backup withholding will be creditable against the holder's U.S. federal income tax liability, provided that the required information is furnished timely to the IRS.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO THE COMPANY

         CANCELLATION OF DEBT INCOME

         Under the Code, a U.S. taxpayer generally must include in gross income the amount of any cancellation of debt income ("COD" income) realized during the taxable year. COD income generally equals the excess of (A) the "adjusted issue price" of the indebtedness discharged (which, in the case of the existing notes, should be their stated principal amount), over (B) the sum of (i) the amount of cash, (ii) the "issue price" of any debt instrument and (iii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness. We may realize COD income upon the exchange of new notes and cash in satisfaction of the existing notes.

         OWNERSHIP CHANGE

         Based upon available records of stock ownership, we believe that an "ownership change" for purposes of provisions in the Code that would limit the use of net operating losses and net unrealized built-in losses has not occurred in the past and is not likely to occur as a result of the exchange. No assurance can be given that an ownership change that may significantly limit the use of net operating loss carryovers, net unrealized built-in losses and other tax attributes will not occur in the future.

         THE FOREGOING SUMMARY IS INCLUDED HEREIN SOLELY FOR GENERAL INFORMATION AND DOES NOT CONSTITUTE TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of the terms of the capital stock of the Company is not meant to be complete and is qualified by reference to the Company's charter and by-laws. For further information about the Company's authorized capital stock, reference is made to the Company's reports incorporated herein by reference. See "Incorporation of Documents by Reference."

AUTHORIZED CAPITAL STOCK

         Under the Company's charter, the Company's authorized capital stock consists of 300,000,000 shares of the Company's common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

         As of December 31, 2001, 81,452,721 shares of the Company's common stock were issued and outstanding.

         VOTING RIGHTS. Each holder of the Company's common stock is entitled to one vote for each share of the Company's common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

         DIVIDEND RIGHTS; RIGHTS UPON LIQUIDATION. The holders of the Company's common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Company's board, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock of the Company.

         PREEMPTIVE RIGHTS. Holders of the Company's common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PREFERRED STOCK

         Of the 5,000,000 shares of authorized preferred stock, none was outstanding as of December 31, 2001.

         BLANK CHECK PREFERRED STOCK. The 5,000,000 authorized shares of preferred stock may be issued from time to time by the Company's board without stockholder approval. The Company's board has the authority to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of the Company's common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of the Company without any further action by the stockholders of the Company.

PREFERRED STOCK PURCHASE RIGHTS

         On August 19, 1999, the Company adopted a Stockholders Rights Plan designed to deter coercive takeover tactics and prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders.

         Under the terms of the plan, preferred stock purchase rights were distributed as a dividend at the rate of one right for each share of the Company common stock held as of the close of business on August 30, 1999. Until the rights become exercisable, all shares of common stock issued by the Company, including those issued in the merger, will also have one right attached. Each right will entitle holders to buy one three-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $55. Each right will thereafter entitle the holder to receive upon exercise the Company common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the right.

         The rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer which would result in such person or group owning 20% or more of the Company, or if the board of directors declares that a 15% or more stockholder has become an "adverse person" as defined in the plan.

         The Company, except as otherwise provided in the plan, will generally be able to redeem the rights at $0.001 per right at any time during a ten-day period following public announcement that a 20% position in the Company has been acquired or after the board of directors declares that a 15% or more stockholder has become an "adverse person." The rights are not exercisable until the expiration of the redemption period. The rights will expire on August 19, 2009, subject to extension by the board of directors.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the alternatives offered to exchange our 4 1/2% Convertible Subordinated Notes due 2002 ("4 1/2% Convertible Notes") into 8% Convertible Senior Subordinated Notes due 2004 ("8% Convertible Notes") and 10% Senior Subordinated Notes due 2007 ("10% Notes") and our 5% Convertible Subordinated Notes due 2004 ("5% Convertible Notes") into 10% Notes. The pro forma adjustments and accompanying notes reflect the exchange under several scenarios as if each had occurred as of January 1, 2000.

         The unaudited pro forma condensed consolidated balance sheet at September 30, 2001 gives effect to the alternatives offered to exchange our 4 1/2% Convertible Notes into 8% Convertible Notes and 10% Notes and our 5% Convertible Notes into 10% Notes. The pro forma adjustments and accompanying notes reflect the exchange as if it had occurred as of September 30, 2001.

         The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The pro forma consolidated financial information should be read in conjunction with the unaudited consolidated financial statements of the Company set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, the audited consolidated financial statements of the Company set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, each of which is incorporated herein by reference and "Recent Developments," "Capitalization" and "Summary Historical Consolidated Financial Data," included in this offering circular.

         The pro forma financial information is presented for illustrative purposes only and is not indicative of future financial position or future results of operations after completion of this exchange offering or future financial position or future results of operations that would have occurred if the exchange offering had been consummated as of the dates described above.

                           TALK AMERICA HOLDINGS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AT SEPTEMBER 30, 2001
                                 (IN THOUSANDS)



                                             ADJUSTMENTS                           PRO FORMA              PRO FORMA
                                    ACTUAL       (1)     AS ADJUSTED   ADJUSTMENTS    (A)    ADJUSTMENTS     (B)       ADJUSTMENTS
                                   --------  ----------- -----------   ----------- --------- -----------  ---------    -----------
ASSETS

Current assets:
   Cash and
    cash equivalents               $ 24,026    (1,227)    $ 22,799                 $ 22,799   (4,329) (3) $ 18,470    (8,658) (6)
   Net accounts
    receivable, trade                42,400                 42,400                   42,400                 42,400
   Prepaid expenses
    and other current assets          3,023                  3,023                    3,023                  3,023
                                   --------               --------                 --------               --------
      Total current assets           69,449                 68,222                   68,222                 63,893

Property and equipment, net          79,029                 79,029                   79,029                 79,029
Goodwill and intangibles, net        31,137                 31,137                   31,137                 31,137
Other assets                          7,540                  7,540                    7,540                  7,540
                                   --------               --------                 --------               --------
          Total assets             $187,155               $185,928                 $185,928               $181,599
                                   ========               ========                 ========               ========


LIABILITIES AND STOCKHOLDERS'
         DEFICIT

     Current liabilities:
        Accounts payable           $ 63,145               $ 63,145                 $ 63,145               $ 63,145
        Sales, use and excise
         taxes                        8,624                  8,624                    8,624                  8,624
        Deferred revenue             13,670                 13,670                   13,670                 13,670
        Current portion of long
         term debt                    9,587                  9,587                    9,587                  9,587
   4 1/2% Convertible Subordinated
    notes due 2002                   66,852    (5,008)      61,844      (61,844)         --      (61,844)       --       (61,844)
   Other current liabilities         12,001                 12,001                   12,001                 12,001
                                   --------               --------                 --------               --------
      Total current liabilities     173,879                168,871                  107,027                107,027

8% Convertible notes due 2011        65,317                 65,317                   65,317   (1,237) (3)   64,080    (2,474) (6)
8% Convertible senior subordinated
notes due 2007                           --                     --                       --     27,830(4)   27,830      51,825(7)
10% Senior subordinated notes due
2007                                     --                     --       61,844      79,937     30,922(4)   49,015        18,093
                                                                                     18,093                 18,093
5% Convertible subordinated notes
due 2004                             18,093                 18,093      (18,093)         --      (18,093)       --       (18,093)
Deferred revenue                        650                    650                      650                    650
Long-term debt                       13,852                 13,852                   13,852                 13,852
Other liabilities                       253                    253                      253                    253
                                   --------               --------                 --------               --------
      Total liabilities             272,044                267,036                  267,036                262,707

Stockholders' deficit:
   Common stock                         815                    815                      815                    815
   Additional paid-in capital       350,626                350,626                  350,626                350,626
   Accumulated deficit             (436,330)    3,781     (432,549)                (432,549)              (432,549)       3,835(7)
                                   --------               --------                 --------               --------
      Total stockholders' deficit   (84,889)               (81,108)                 (81,108)               (81,108)
                                   --------               --------                 --------               --------
      Total liabilities and
        stockholders' deficit      $187,155               $185,928                 $185,928               $181,599
                                   ========               ========                 ========               ========
      Book value per share         $  (1.08)              $  (1.03)                $  (1.03)              $  (1.03)




                                      PRO                       PRO
                                      FORMA (C)   ADJUSTMENTS   FORMA (D)

ASSETS

Current assets:
   Cash and
    cash equivalents                 $ 14,141  (2,164) (9)     $ 20,635
   Net accounts
    receivable, trade                  42,400                    42,400
   Prepaid expenses
    and other current assets            3,023                     3,023
                                     --------                  --------
      Total current assets             59,564                    66,058

Property and equipment, net            79,029                    79,029
Goodwill and intangibles, net          31,137                    31,137
Other assets                            7,540                     7,540
                                     --------                  --------
          Total assets               $177,270                  $183,764
                                     ========                  ========


LIABILITIES AND STOCKHOLDERS'
         DEFICIT

     Current liabilities:
        Accounts payable             $ 63,145                  $ 63,145
        Sales, use and excise
         taxes                          8,624                     8,624
        Deferred revenue               13,670                    13,670
        Current portion of long
         term debt                      9,587                     9,587
   4 1/2% Convertible Subordinated
    notes due 2002                         --     (30,922)       30,922
   Other current liabilities           12,001                    12,001
                                     --------                  --------
      Total current liabilities       107,027                   137,949

8% Convertible notes due 2011          62,843    (618) (9)       64,699
8% Convertible senior subordinated
notes due 2007                         51,825   13,915(10)       13,915
10% Senior subordinated notes due
2007                                   18,093   15,461(10)       24,508
                                                 9,047
5% Convertible subordinated notes
due 2004                                   --      (9,047)        9,046
Deferred revenue                          650                       650
Long-term debt                         13,852                    13,852
Other liabilities                         253                       253
                                     --------                  --------
      Total liabilities               254,543                   264,872

Stockholders' deficit:
   Common stock                           815                       815
   Additional paid-in capital         350,626                   350,626
   Accumulated deficit               (428,714)                 (432,549)

      Total stockholders' deficit     (77,273)                  (81,108)
                                     --------                  --------
      Total liabilities and
        stockholders' deficit        $177,270                  $183,764
                                     ========                  ========
      Book value per share           $  (0.98)                 $  (1.03)
                                     ========                  ========


                           TALK AMERICA HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                              ACTUAL     ADJUSTMENTS    PRO FORMA    ADJUSTMENTS   PRO FORMA    ADJUSTMENTS
                                            (UNAUDITED)                    (A)                        (B)

Sales                                        $ 544,548                   $ 544,548                 $ 544,548
Costs and expenses:
   Network and line costs                      292,931                     292,931                   292,931
   General and administrative expenses          65,360                      65,360                    65,360
   Provision for doubtful accounts              53,772                      53,772                    53,772
   Promotional, marketing and advertising      170,864                     170,864                   170,864
   Depreciation and amortization                19,257                      19,257                    19,257
                                             ---------   --------        ---------     -----       ---------      -------
      Total costs and expenses                 602,184                     602,184                   602,184
                                             ---------   --------        ---------     -----       ---------      -------
Operating income (loss)                        (57,636)                    (57,636)                  (57,636)
Other Income (expenses):
   Interest income                               4,859                       4,859                     4,859
   Interest expense                             (5,297)    (4,080)(2)       (9,377)     (601) (5)     (5,898)       2,104(8)
   Other (income) expense, net                  (3,822)                     (3,822)                   (3,822)
                                             ---------   --------        ---------     -----       ---------      -------
Income (loss) before provision (benefit)
for income taxes                               (61,896)    (4,080)         (65,976)     (601)        (62,497)       2,104
Provision (benefit) for income taxes                --                          --                        --
                                             ---------   --------        ---------     -----       ---------      -------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                       $ (61,896)  $ (4,080)       $ (65,976)    $(601)      $ (62,497)     $ 2,104
                                             =========   ========        =========     =====       =========      =======

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share - Basic and Diluted         $   (0.88)                  $   (0.94)                $   (0.89)
                                             =========                   =========                 =========
Weighted average common shares
outstanding                                     70,527                      70,527                    70,527
                                             =========                   =========                 =========


Earnings to Fixed Charges, Deficiency (12)   $ (61,896)                  $ (65,976)                $ (62,497)
                                             =========                   =========                 =========



                                            PRO FORMA   ADJUSTMENTS   PRO FORMA
                                               (C)                       (D)

Sales                                        $ 544,548                 $ 544,548
Costs and expenses:
   Network and line costs                      292,931                   292,931
   General and administrative expenses          65,360                    65,360
   Provision for doubtful accounts              53,772                    53,772
   Promotional, marketing and advertising      170,864                   170,864
   Depreciation and amortization                19,257                    19,257
                                             ---------   ------        ---------

      Total costs and expenses                 602,184                   602,184
                                             ---------   ------        ---------
Operating income (loss)                        (57,636)                  (57,636)
Other Income (expenses):
   Interest income                               4,859                     4,859
   Interest expense                             (3,193)    (187) (11)     (5,484)
   Other (income) expense, net                  (3,822)                   (3,822)
                                             ---------   ------        ---------
Income (loss) before provision (benefit)
for income taxes                              (59,792)     (187)         (62,083)
Provision (benefit) for income taxes                --                        --
                                             ---------   ------        ---------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                      $ (59,792)   $ (187)       $ (62,083)
                                            =========    ======        =========

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share - Basic and Diluted         $  (0.85)                 $   (0.88)
                                            =========                  =========
Weighted average common shares
outstanding                                    70,527                     70,527
                                            =========                  =========


Earnings to Fixed Charges, Deficiency (12)  $ (59,792)                 $ (62,083)
                                            =========                  =========




                           TALK AMERICA HOLDINGS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             ACTUAL     ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    PRO FORMA    ADJUSTMENTS
                                          (UNAUDITED)                      (A)                          (B)

Sales                                       $  397,872                   $  397,872                    $ 397,872
Costs and expenses:
  Network and line costs                       186,897                      186,897                      186,897
  General and administrative expenses           64,248                       64,248                       64,248
  Provision for doubtful accounts               79,437                       79,437                       79,437
  Promotional, marketing and advertising        75,893                       75,893                       75,893
  Depreciation and amortization                 29,250                       29,250                       29,250
  Impairment and restructuring charges         171,174                      171,174                      171,174
                                           -----------   -------         ----------      ----          ---------     -------
     Total costs and expenses                  606,899                      606,899                      606,899
                                           -----------   -------         ----------      ----          ---------     -------
Operating income (loss)                       (209,027)                    (209,027)                    (209,027)

Other Income (expenses):
  Interest income                                1,088                        1,088                        1,088
  Interest expense                              (4,644)   (3,061) (2)        (7,705)      (451) (5)       (5,095)      1,578(8)
  Other (income) expense, net                   (2,581)                      (2,581)                      (2,581)
                                           -----------   -------         ----------      ----          ---------     -------
Income (loss) before provision (benefit)
for income taxes                             (215,164)    (3,061)          (218,225)      (451)         (215,615)      1,578
Provision (benefit) for income taxes                --                           --                           --
                                           -----------   -------         ----------      ----          ---------     -------
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                     $ (215,164)   $(3,061)        $ (218,225)     $(451)        $(215,615)    $ 1,578
                                           ==========    =======         ==========      =====         =========     =======
Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share  - Basic and Diluted:     $    (2.74)                   $    (2.78)                   $   (2.75)
                                           ==========                    ==========                    =========

Weighted average common shares
outstanding                                     78,497                       78,497                       78,497
                                           ==========                    ==========                    =========

Earnings to Fixed Charges, Deficiency
(12)                                       $ (215,164)                   $ (218,225)                   $(215,615)
                                           ==========                    ==========                    =========





                                         PRO FORMA   ADJUSTMENTS    PRO FORMA
                                            (C)                        (D)

Sales                                     $ 397,872                   $ 397,872
Costs and expenses:
  Network and line costs                    186,897                     186,897
  General and administrative expenses        64,248                      64,248
  Provision for doubtful accounts            79,437                      79,437
  Promotional, marketing and advertising     75,893                      75,893
  Depreciation and amortization              29,250                      29,250
  Impairment and restructuring charges      171,174                     171,174
                                          ---------   -----           ---------
     Total costs and expenses               606,899                     606,899
                                          ---------   -----           ---------
Operating income (loss)                    (209,027)                   (209,027)
Other Income (expenses):
  Interest income                             1,088                       1,088
                                                       (141) (11)
  Interest expense                           (3,066)                     (4,785)
  Other (income) expense, net                (2,581)                     (2,581)
                                          ---------   -----           ---------
Income (loss) before provision (benefit)
for income taxes                           (213,586)   (141)           (215,305)
                                          ---------   -----           ---------
Provision (benefit) for income taxes             --                          --

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change                                     (213,586)   (141)          $(215,305)
                                          =========   =====           =========

Income (loss) before extraordinary gains
and cumulative effect of an accounting
change per share  - Basic and Diluted:    $   (2.72)                  $   (2.74)
                                          =========                   =========

Weighted average common shares
outstanding                                  78,497                      78,497
                                          =========                   =========

Earnings to Fixed Charges, Deficiency
(12)                                      $(213,586)                  $(215,305)
                                          =========                   ========



  NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


ASSUMPTIONS AND FOOTNOTES:

         Statement of Financial Accounting Standards Board No. 15 ("SFAS 15") "Accounting by Debtors and Creditors for Troubled Debt Restructurings" addresses the accounting for debt restructurings similar to that undertaken in this Exchange Offer. The pro forma adjustments discussed below include the accounting under SFAS 15.

         Pursuant to the letter agreement with AOL dated February 21, 2002, as described in "Recent Developments" included in this offering circular, we agreed to pay AOL approximately $1.2 million as a prepayment on the 8% Convertible Note due 2011 of which approximately $0.7 million will be credited against amounts we owe AOL under the letter agreement for cash payment under the exchange offers. The $1.2 million was not reflected in the pro forma balance sheet, and would further reduce cash under the pro forma scenarios that give effect to the exchange offering as follows: Pro Forma (A) by $1.2 million, Pro Forma (B) by $491,000, Pro Forma (C) by $491,000 and Pro Forma (D) by $609,000.

AS ADJUSTED

         (1) Reflects the purchase of $5.0 million face amount of 4 1/2% Convertible Notes repurchased by the Company during the quarter ended December 31, 2001. This resulted in a $3.8 million extraordinary gain.

PRO FORMA (A)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 10% Notes.

         (2) Reflects additional interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes and 100%, or $18.1 million, of the 5% Convertible Notes into $79.9 million of the 10% Notes.

PRO FORMA  (B)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $30.9 million of the 10% Notes, and of 50%, or $30.9 million, into $18.6 million of the 8% Convertible Notes and $3.1 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes.

         (3) Reduction in cash and cash equivalents reflects $3.1 million of cash paid to the noteholders upon the assumed exchange of $30.9 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($1.2 million).

         (4) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $18.6 million of the 8% Convertible Notes and $30.9 million of the 10% Notes are accounted for as a troubled debt restructuring. Since the total liability of $58.7 million ($61.8 million of principal as of the exchange date less cash payments of $3.1 million) is less than the future cash flows to holders of 8% Convertible Notes and 10% Notes of $72.2 million (representing the $49.5 million of principal and $22.7 million of future interest expense), the liability remained on the balance sheet at $58.7 million. The difference between principal and the carrying amount of $9.3 million will be recognized as a reduction of interest expense over the life of the notes.

         (5) Reflects additional interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $30.9 million of the 10% Notes and $18.6 million of the 8% Convertible Notes and

$3.1 million in cash and 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes. As a result of the SFAS 15 accounting treatment, interest expense associated with these convertible notes in future periods reflected in the Company's statement of operations will be reduced by an amount equal to a new effective interest rate applied to the carrying amount of the payable at the beginning of each period between restructuring and maturity. The new effective interest rate shall be the discount rate that equates the present value of the future cash payments specified by the new terms with the carrying amount of the payable.

         Additional Interest Expense Sensitivity Not Reflected in the Pro Forma Financial Statements

         If the Company exchanged 75%, or $46.4 million, of the 4 1/2% Convertible Notes into $46.4 million of the 10% Notes and 25%, or $15.6 million, of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes and $1.5 million in cash and exchanged 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes, the Company would incur interest expense on a pro forma basis for the year ended December 31, 2000 of $7.6 million and for the nine months ended September 30, 2001 of $6.4 million. No gain or loss on the extinguishment of debt would be recognized at the time of the restructuring.

         If the Company exchanged 25%, or $15.5 million, of the 4 1/2% Convertible Notes into $15.5 million of the 10% Notes and 75% or $46.4 million of the 4 1/2% Convertible Notes into $27.8 million of the 8% Convertible Notes and $4.6 million in cash and exchanged 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes, the Company would incur interest expense on a pro forma basis for the year ended December 31, 2000 of $4.2 million and for the nine months ended September 30, 2001 of $3.8 million. No gain or loss on the extinguishment of debt would be recognized at the time of the restructuring.

PRO FORMA (C)

         Assumes the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Notes and $6.2 million in cash and the exchange of 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes.

         (6) Reduction in cash and cash equivalents reflects $6.2 million of cash paid to the noteholders upon the assumed exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($2.5 million).

         (7) In accordance with SFAS No. 15, the exchange of $61.8 million of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes are accounted for as a troubled debt restructuring. Since the total liability of $55.6 million ($61.8 million as of the exchange date less cash payments of $6.2 million) will be greater than the future cash flows to holders of the 8% Notes of $51.8 million (representing the $37.1 million of principal and $14.7 million of future interest expense), the liability will be written down to the value of the future cash flows due to the noteholders and an extraordinary gain of $3.8 million will be recorded (excluding the write-off of related of unamortized deferred finance costs).

         (8) Reflects a decrease in interest expense assuming the exchange of 100%, or $61.8 million, of the 4 1/2% Convertible Notes into $37.1 million of the 8% Convertible Notes and $6.2 million in cash and 100%, or $18.1 million, of the 5% Convertible Notes into $18.1 million of the 10% Notes. As a result of SFAS 15 accounting treatment, the Company will have no interest expense associated with 8% Notes in future periods in the Company's statement of operations.

PRO FORMA  (D)

         Assumes the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $15.5 million of the 10% Notes and $9.3 million of the 8% Convertible Notes and $1.5 million in cash and the exchange of 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 10% Notes. The remaining 50% are assumed to have elected not to participate in the exchange.

         (9) Reduction in cash and cash equivalents reflects $1.5 million of cash paid to the noteholders upon the assumed exchange of $15.5 million of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes. In addition, upon payment of the cash portion to exchange the 4 1/2% Convertible Notes, the Company is required under the AOL restructuring agreement to pay 40% of such amount to AOL ($618,000).

         (10) In accordance with SFAS No. 15, the exchange of $30.9 million of the 4 1/2% Convertible Notes into $9.3 million of the 8% Convertible Notes and $15.5 million of the 10% Notes are accounted for as a troubled debt restructuring. Since the total liability of $29.4 million ($30.9 million as of the exchange date less cash payments of $1.5 million) is less than the future cash flows to holders of 8% Convertible Notes and 10% Notes of $36.1 million (representing the $24.7 million of principal and $11.4 million of future interest expense), the liability remained at $29.4 million. The difference between principal and the carrying amount of $4.7 million will be recognized as a reduction of interest expense over the life of the notes.

         (11) Reflects additional interest expense assuming the exchange of 50%, or $30.9 million, of the 4 1/2% Convertible Notes into $15.5 million of the 10% Notes and $9.3 million of the 8% Convertible Notes and $1.5 million in cash and 50%, or $9.0 million, of the 5% Convertible Notes into $9.0 million of the 10% Notes. As a result of the SFAS 15 accounting treatment, interest expense associated with these convertible notes in future periods reflected in the Company's statement of operations will be reduced by an amount equal to a new effective interest rate applied to the carrying amount of the payable at the beginning of each period between restructuring and maturity. The new effective interest rate shall be the discount rate that equates the present value of the future cash payments specified by the new terms with the carrying amount of the payable.

EARNINGS TO FIXED CHARGES, DEFICIENCY

         (12) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness, including amortization of deferred financing costs and the estimated interest component of rental expense, which is 33% of actual rental expense. For the year ended December 31, 2000 and the nine months ended September 30, 2001, fixed charges exceeded income (loss) before provision for income taxes, as disclosed on the pro forma statements of operations.

                                INFORMATION AGENT

         We have appointed Georgeson Shareholder as the information agent for the exchange offers. All inquiries relating to this offering circular and the exchange offers should be directed to the information agent at the following telephone number and address:

                              Georgeson Shareholder
                           17 State Street, 10th Floor
                             New York, NY 10004-1501

                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (866) 649-8026

                         ------------------------------

                                 EXCHANGE AGENT

         We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offers. All completed letters of transmittal and consent should be directed to the exchange agent at the address set forth below. All questions regarding the procedures for tendering in the exchange offers and requests for assistance in tendering your existing notes should also be directed to the exchange agent at the following telephone number and address:

                      U.S. BANK TRUST NATIONAL ASSOCIATION



   BY REGISTERED OR CERTIFIED MAIL:             BY OVERNIGHT DELIVERY:                        BY HAND:
       U.S. Bank Trust National                U.S. Bank Trust National              U.S. Bank Trust National
             Association                             Association                           Association
       Corporate Trust Services                Corporate Trust Services               Corporate Trust Services
            P.O. Box 64485                       180 East Fifth Street               100 Wall Street 16th Floor
        St. Paul, MN 55164-9549                   St. Paul, MN 55101                     New York, NY 10005
       Attn: Specialized Finance                  Attn: Scott Masson                   Attn: Bond Drop Window
                                                  Specialized Finance

                                                     BY FACSIMILE:
                                                    (651) 244-1537
                                                 Confirm by Telephone:
                                                    (651) 244-8161
                                                Attention: Scott Masson



         Delivery of a letter of transmittal and consent to an address other than the exchange agent's address listed above or transmission of instructions by facsimile other than as set forth above is not valid delivery of the letter of transmittal and consent.

         Requests for additional copies of this offering circular or the enclosed letter of transmittal and consent may be directed to either the exchange agent or the information agent at the respective telephone numbers and addresses set forth above.